Exhibit T3.C1

CREDIVALORES – CREDISERVICIOS S.A.,

THE BANK OF NEW YORK MELLON, as Trustee

AND

[       ], as Collateral Agent

SENIOR SECURED STEP-UP NOTES DUE 2029

INDENTURE

Dated as of [       ], 2024

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10(a)
(a)(2)	7.10(a)
(a)(3)	7.12
(a)(4)	N.A.
(a)(5)	7.10(a)
(b)	7.10(b)
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	11.02
(c)	11.02
313(a)	7.06(b)
(b)(1)	N.A.
(b)(2)	7.06(b)
(c)	7.06(b)(2)
(d)	7.06(c)
314(a)	3.19; 11.03
(b)	N.A.
(c)(1)	11.03(a)
(c)(2)	11.03(b)
(c)(3)	N.A.
(d)	N.A.
(e)	11.04
(f)	N.A.
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	1.01 definition of “Outstanding”
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.13, 9.03(b)
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.14
(b)	N.A.
(c)	11.14

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

i

(continued)

(continued)

(continued)

INDENTURE, dated as of [      ], 2024, between Credivalores – Crediservicios S.A., a stock corporation (sociedad anónima) (the “Company”) incorporated under the laws of the Republic of Colombia (“Colombia”), The Bank of New York Mellon, a New York banking corporation incorporated under the laws of New York (the “Trustee”), as Trustee, registrar, paying agent and transfer agent and [      ], a [      ], as Collateral Agent.

Each party agrees as follows for the benefit of the other parties and of the Holders of the Company’s Senior Secured Step-up Notes due 2029 issued hereunder.

Article 1
Definitions and Incorporation by Reference

Section 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges, consolidates or amalgamates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person; provided that such Indebtedness is not incurred in connection with, or in anticipation or contemplation of such merger, consolidation, amalgamation or acquisition. Such Indebtedness shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges, consolidates or amalgamates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning assigned to it in Section 3.21.

“Additional Note Board Resolutions” means resolutions duly adopted by the Board of Directors of the Company and delivered to the Trustee in an Officers’ Certificate providing for the issuance of Additional Notes.

“Additional Note Supplemental Indenture” means a supplement to this Indenture duly executed and delivered by the Company and the Trustee pursuant to Article 9 providing for the issuance of Additional Notes.

“Additional Notes” means the Company’s Senior Secured Step-up Notes due 2029 originally issued after the Issue Date pursuant to Section 2.14, including any replacement Notes as specified in the relevant Additional Note Board Resolutions or Additional Note Supplemental Indenture issued therefor in accordance with this Indenture.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning assigned to it in Section 3.17.

“Agent” means each of the Registrar, the Paying Agent, the Singapore paying agent, if any, the Authenticating Agent and any co-registrar or transfer agent appointed hereunder.

“Agent Members” has the meaning assigned to it in Section 2.07(b).

“Applicable GAAP” means either (i) financial reporting and accounting standards (Normas de Información Financiera) accepted in Colombia, as provided by Law 1314 of 2009 (as amended), which are based on International Financial Reporting Standards, together with their corresponding interpretations as issued by the International Accounting Standards Board, or (ii) International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case as in effect from time to time.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary;

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(c) any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”), by the Company or any Restricted Subsidiary of:

(a) any Capital Stock of any Restricted Subsidiary (but not Capital Stock of the Company); or

(b) any property or assets (other than cash or Cash Equivalents or Capital Stock of the Company) of the Company or any Restricted Subsidiary.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(i) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Section 4.01;

(ii) for purposes of Section 3.11 only, the making of a Restricted Payment permitted under Section 3.10 or any Permitted Investment;

(iii) a disposition to the Company or a Guarantor, including a Person that is or will become a Guarantor immediately after the disposition;

(iv) transactions that involve assets or Capital Stock of a Restricted Subsidiary having a Fair Market Value of less than U.S.$3.0 million (or the equivalent in other currencies) during the life of the Notes;

(v) a transfer of assets between or among the Company and any Guarantor;

(vi) an issuance or sale of Capital Stock by a Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary;

(vii) the disposition of accounts receivable and Loan Receivables as permitted under Section 3.12;

(viii) the sale of delinquent loans to unaffiliated third parties;

(ix) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

(x) the sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure of a Lien in the ordinary course of business;

(xi) the granting of Liens permitted under Section 3.16;

(xii) the good faith surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims or statutory rights in connection with a settlement in the ordinary course of business consistent with past practice; and

(xiii) a disposition to a Restricted Subsidiary that is not a Guarantor from another Restricted Subsidiary that is not a Guarantor.

“Asset Sale Offer” has the meaning assigned to it in Section 3.11.

“Asset Sale Offer Amount” has the meaning assigned to it in Section 3.11.

“Asset Sale Offer Notice” means notice of an Asset Sale Offer which shall be delivered to each record Holder as shown on the Note Register within 20 days following the 365th day after the receipt of Net Cash Proceeds of any Asset Sale, with a copy to the Trustee which notice shall govern the terms of the Asset Sale Offer, and shall state:

(a) the circumstances of the Asset Sale or Sales, the Net Cash Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 3.11, and that all Notes that are timely tendered shall be accepted for payment;

(b) the Asset Sale Offer Amount and the Asset Sale Offer Payment Date;

(c) that any Notes or portions thereof not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in the payment of the Asset Sale Offer Amount with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest from and after the Asset Sale Offer Payment Date;

(e) that any Holder electing to have any Notes or portions thereof purchased pursuant to the Asset Sale Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(f) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Asset Sale Offer Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Asset Sale Offer;

(g) that any Holder electing to have Notes purchased pursuant to the Asset Sale Offer must specify the principal amount that is being tendered for purchase, which principal amount must be in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof;

(h) that any Holder of Definitive Notes whose Definitive Notes are being purchased only in part will be issued new Definitive Notes equal in principal amount to the unpurchased portion of the Definitive Note or Notes surrendered, which unpurchased portion must be equal in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof;

(i) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(j) any other information reasonably necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.11.

“Asset Sale Offer Payment Date” has the meaning assigned to it in Section 1.02.

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (a) any sale or other disposition of Capital Stock, (b) any Designation with respect to an Unrestricted Subsidiary and (c) any sale or other disposition of property or assets excluded from the definition of Asset Sale by clause (d) of that definition.

“Authenticating Agent” has the meaning assigned to it in Section 2.02(d).

“Authorized Agent” has the meaning assigned to it in Section 11.06(c).

“Bankruptcy Law” means Title 11, U.S. Code or any similar U.S. federal, state or non-U.S. law for the relief of debtors, including the Colombian insolvency law (Law 1116 of 2006).

“Bankruptcy Event of Default” means:

(a) the entry by a court of competent jurisdiction of: (i) a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order (A) adjudging any Bankruptcy Party a bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, any Bankruptcy Party under any Bankruptcy Law, (C) appointing a Custodian of any Bankruptcy Party or of any substantial part of the property of any Bankruptcy Party, or (D) ordering the winding-up or liquidation of the affairs of any Bankruptcy Party, and in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days; or

(b) (i) the commencement by any Bankruptcy Party of a voluntary case or proceeding under any Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, (ii) the consent by any Bankruptcy Party to the entry of a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against any Bankruptcy Party, (iii) the filing by any Bankruptcy Party of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, (iv) the consent by any Bankruptcy Party to the filing of such petition or to the appointment of or taking possession by a Custodian of any Bankruptcy Party or of any substantial part of the Property of any Bankruptcy Party, (v) the making by any Bankruptcy Party of an assignment for the benefit of creditors, (vi) the admission by any Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or (vii) the approval by stockholders of any Bankruptcy Party of any plan or proposal for the liquidation or dissolution of any Bankruptcy Party, (viii) the declaration of concurso mercantil by the Company, and (ix) the taking of corporate action by any Bankruptcy Party in furtherance of any action referred to in clauses (i) – (viii) above.

“Bankruptcy Party” means the Company or any of its Restricted Subsidiaries.

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or any day on which banking institutions are authorized or required by law to close in New York City or in Colombia.

“Capital Securities” means, with respect to the Company, any bonds, debentures, notes or other similar instruments of the Company (a) which are expressly subordinated in right of payment and in insolvency to the prior payment in full of any Note and any other Senior Indebtedness, (b) which have a scheduled maturity date of at least 10 years after the Issue Date, (c) the first principal payment in respect of which (pursuant to any redemption provision, amortization schedule or otherwise) may not occur until at least 12 months after the last scheduled principal payment of any Note and any other Senior Indebtedness, (d) the principal of which may not be accelerated so long as any Note remains outstanding (except pursuant to a customary Bankruptcy Event of Default with respect to the Company), (e) are senior only to Capital Stock of the Company, (f) in respect of which interest may be deferred and cancelled, and (g) which, prior to their issuance, are provided equity-like treatment by at least two Rating Agencies pursuant to their respective rating criteria.

“Capital Stock” means:

(a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(b) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(c) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (a) or (b) above.

“Capitalization Ratio” means, for any Person as of any date of determination, the result (expressed as a percentage) obtained by dividing (x) Consolidated Net Worth of such Person (calculated as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth) by (y) Net Loan Portfolio as of such date of determination.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under Applicable GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with Applicable GAAP.

“Cash Equivalents” means:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by the government of Colombia and maturing not later than one year after the acquisition thereof;

(c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Fitch or any successor thereto;

(d) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least F1 from Fitch;

(e) demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (i) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, (ii) any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than U.S.$500.0 million, or (iii) in the case of Colombian peso deposits, any institution regulated by or subject to the supervision of the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia);

(f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (e) above;

(g) any other debt instruments (i) having a rating of at least A-1 or AAA from S&P or F1 or AAA from Fitch or (ii) issued by any institution regulated by or subject to the supervision of the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia), in each case, with maturities of one year or less from the date of acquisition; and

(h) investments in money market funds, which invest substantially all of their assets in securities of the types described in clauses (a) through (g) above.

“Change of Control” means the occurrence of one or more of the following events:

(a) the Permitted Holders cease to be the beneficial owners, directly or indirectly, in the aggregate of at least 30.0% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets); or

(b) if any “person” or “group” (as defined below) (other than a Permitted Holder) becomes the beneficial owner, directly or indirectly, of a greater amount of the total voting power of the Voting Stock of the Company than the total voting power of the Voting Stock of the Company held by the Permitted Holders in the aggregate; or;

(c) the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction “beneficially owned” the outstanding Voting Stock of the Company are, by virtue of such prior ownership, or Permitted Holders are, the “beneficial owners” in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with this Indenture.

For purposes of this definition:

(a) “beneficial owner” shall have the meaning specified in Rules 13d-3 and l3d-5 under the Exchange Act, except that any Person or Group shall be deemed to have “beneficial ownership” of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately, only after the passage of time or, except in the case of the Permitted Holders, upon the occurrence of a subsequent condition.

(b) “Person” and “Group” shall have the meanings for “person” and “group” as used in Sections l3(d) and 14(d) of the Exchange Act; and

(c) the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate at least 50.0% of the voting power of the Voting Stock of the parent corporation and no other Person or Group beneficially owns an equal or greater amount of the Voting Stock of the parent corporation.

“Change of Control Triggering Event” has the meaning assigned to it in Section 3.07.

“Change of Control Triggering Event Notice” means notice of a Change of Control Triggering Event Offer made pursuant to Section 3.07, which shall be delivered to each record Holder as shown on the Note Register within 30 days following the date upon which a Change of Control Triggering Event occurred, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Triggering Event Offer and shall state:

(a) that a Change of Control Triggering Event has occurred, the circumstances or events causing such Change of Control Triggering Event and that a Change of Control Triggering Event Offer is being made pursuant to Section 3.07, and that all Notes that are timely tendered shall be accepted for payment;

(b) the Change of Control Triggering Event Payment, and the Change of Control Triggering Event Payment Date;

(c) that any Notes or portions thereof not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in the payment of the Change of Control Triggering Event Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Triggering Event Offer shall cease to accrue interest from and after the Change of Control Triggering Event Payment Date;

(e) that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Triggering Event Offer will be required to tender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Triggering Event Payment Date;

(f) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Triggering Event Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Triggering Event Offer;

(g) that any Holder electing to have Notes purchased pursuant to the Change of Control Triggering Event Offer must specify the principal amount that is being tendered for purchase, which principal amount must be in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof;

(h) that any Holder of Definitive Notes whose Definitive Notes are being purchased only in part will be issued new Definitive Notes equal in principal amount to the unpurchased portion of the Definitive Note or Notes surrendered, which unpurchased portion must be in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof;

(i) that the Trustee shall return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on Schedule A thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note;

(j) that, in the event that Holders of not less than 95% of the aggregate principal amount of the outstanding Notes accept a Change of Control Triggering Event Offer and the Company or third party purchases all of the Notes held by such Holders, the Company shall have the right, upon prior notice, to redeem all of the Notes that remain outstanding in accordance with Section 3.07(g); and

(k) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.07.

“Change of Control Triggering Event Offer” has the meaning assigned to it in Section 3.07.

“Change of Control Triggering Event Payment” has the meaning assigned to it in Section 3.07.

“Change of Control Triggering Event Payment Date” has the meaning assigned to it in Section 3.07.

“Clearstream Luxembourg” means Clearstream Banking, société anonyme, or the successor to its securities clearance and settlement operations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to it in Section 10.01.

“Collateral Agent” means [      ], until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Collateral Documents” has the meaning assigned to it in Section 10.01.

“Collateral Permitted Liens” means any of the following:

(1)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Applicable GAAP has been made in respect thereof;

(2)	Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with Applicable GAAP shall have been made therefor;

(3)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(6)	Liens existing on the Issue Date;

(7)	zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of any Collateral or materially and adversely affecting the value of the Collateral; and

(8)	Liens created pursuant to the Collateral Documents securing the Notes or any note guarantees.

“Colombian Restructuring” means any case or other proceeding against the Company or any Subsidiary with respect to it or its debts under bankruptcy, reorganización empresarial, liquidación judicial, insolvency or other similar law now or hereafter in effect or seeking the appointment of a promotor, liquidador, custodian or other similar official of it or any substantial part of its properties.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Company” means the party named as such in the introductory paragraph to this Indenture and its successors and assigns, including any Surviving Entity.

“Company Order” has the meaning assigned to it in Section 2.02(c).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a consolidated basis, determined in accordance with Applicable GAAP; provided that there shall be excluded therefrom to the extent reflected in such aggregate net income (loss):

(a) net after-tax gains or losses from Asset Sale Transactions or abandonments or reserves relating thereto;

(b) net after-tax items classified as extraordinary gains or losses;

(c) the net income (but not loss) of any Person, other than such Person and any Subsidiary of such Person (Restricted Subsidiary in the case of the Company); except that, solely for purposes of calculating Consolidated Net Income pursuant Section 3.10(a)(iv)(C) only, Consolidated Net Income of the Company will include the Company’s proportionate share of the net income of:

(i) any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary; or

(ii) a Surviving Entity prior to assuming the Company’s obligations under this Indenture and the Notes pursuant to Section 4.01;

(d) the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) to the extent that (and only so long as) a corresponding amount could not be distributed to such Person at the date of determination as a result of any restriction pursuant to the constituent documents of such Subsidiary (Restricted Subsidiary in the case of the Company) or any law, regulation, agreement or judgment applicable to any such distribution;

(e) any increase (but not decrease) in net income attributable to minority interests in any Subsidiary (Restricted Subsidiary in the case of the Company);

(f) any gain (or loss) from foreign exchange translation or change in net monetary position;

(g) any gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness and Hedging Obligations; and

(h) the cumulative effect of changes in accounting principles.

“Consolidated Net Worth” means, for any Person at any time, the consolidated stockholders’ equity of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) as set forth on the consolidated balance sheet as of the most recent fiscal quarter of such Person, prepared in accordance with Applicable GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Tangible Assets” means, for any Person at any time, the total consolidated assets of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) as set forth on the consolidated balance sheet as of the most recent fiscal quarter of such Person, prepared in accordance with Applicable GAAP, less Intangible Assets.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 240 Greenwich Street, Floor 7 East, New York, NY 10286, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning assigned to it in Section 8.01(c).

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

“Custodian” means any receiver, trustee, assignee, liquidator, conciliador, síndico, sequestrator or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning assigned to it in paragraph 1 of the Form of Reverse Side of Note contained in Exhibit A.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.09 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases of Decreases in Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, The Depository Trust Company, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration used in a Permitted Business (other than securities) received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the Chief Executive Officer or the Chief Financial Officer of the Company and delivered to the Trustee, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Non-cash Consideration.

“Designation” and “Designation Amount” have the meanings set forth in Section 3.13.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if:

(a) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not materially more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under Sections 3.07 and 3.11; and

(b) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent consolidated financial statements of such Person.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Company that is a clearing agency registered under the Exchange Act.

“ECP Program” means the Company’s euro commercial paper program established or otherwise contemplated by the Program Agreement dated as of August 12, 2014, by and among the Company and the dealers named therein, as such document may be amended or supplemented from time to time, under which the Company may issue and have outstanding at any time notes up to an aggregate principal amount of US$150.0 million.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Eligible Subsidiary” means a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Company or of a Guarantor but excluding (i) any Subsidiary the net assets of which are less than U.S.$3.0 million and (ii) for the avoidance of doubt, any Special Purpose Finance Trust.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or its successor in such capacity.

“Event of Default” has the meaning assigned to it in Section 6.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indenture” means the indenture dated as of February 7, 2020, among the Company and The Bank of New York Mellon, as trustee, pursuant to which the Company issued the Original Notes.

“Fair Market Value” means, with respect to any asset (including, without limitation, accounts receivable), the price (after deducting any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset (including, without limitation, accounts receivable) will be determined conclusively by the senior management of the Company acting in good faith.

“Fitch” means Fitch, Inc. and its successors and assigns.

“Global Note” means any Note issued in fully-registered certificated form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A with appropriate legends as specified in Section 2.08 and Exhibit A.

“Global Note Legend” means the legend set forth in Section 2.08 hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Guarantee” means any obligation, contingent or otherwise, including an aval, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

provided that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guarantee,” when used as a verb, has a corresponding meaning.

“Guarantor” means any Eligible Subsidiary that provides a Note Guarantee unless and until such Guarantor is released from its Note Guarantee.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered in the Note Register.

“Impairment of Financial Assets and FGA Reserve” means, as of any date of determination, the sum of (i) impairment of financial assets of the Company and its Restricted Subsidiaries as set forth on the consolidated financial statements and related notes thereto as of and for the most recent fiscal quarter of the Company, prepared in accordance with Applicable GAAP, and (ii) the amount of the guarantee disclosed on the notes to the consolidated financial statements of the Company with respect to Loan Receivables guaranteed by the Fondo de Garantías de Antioquia pursuant to that certain agreement between the Company and the Fondo de Garantías de Antioquia, dated as of August 9, 2011, as amended from time to time.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” will have the meanings correlative to the preceding).

“Indebtedness” means with respect to any Person, without duplication:

(a) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(b) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all Capitalized Lease Obligations of such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(e) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

(f) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (a) through (e) above and clauses (h) through (k) below;

(g) all Indebtedness of any other Person of the type referred to in clauses (a) through (f) which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(h) all Net Obligations under Hedging Obligations of such Person;

(i) all Indebtedness Incurred by a Special Purpose Finance Trust;

(j) to the extent not otherwise included in this definition, all liabilities required to be recorded on the consolidated financial statements and notes thereto of such Person in accordance with Applicable GAAP in connection with a sale or other disposition of securitized receivables, Loan Receivables or other accounts receivables and related assets, including, without limitation, in connection with any Loan- Related Securitization or Loan Receivables Backed Financing; and

(k) all Disqualified Capital Stock issued by such Person.

“Indenture” means this Indenture, as amended or supplemented from time to time, including the Exhibits hereto.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intangible Assets” means with respect to any Person all unamortized debt discount and expense, unamortized net deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with Applicable GAAP.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes as specified in the Form of Face of Note contained in Exhibit A.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

(a) direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(b) capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person, or

(c) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” will exclude accounts receivable or deposits arising in the ordinary course of business. “Invest,” “Investing” and “Invested” will have corresponding meanings.

For purposes of Section 3.10, the Company shall be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which shall be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, S&P or Moody’s or, if any such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Return” means, in respect of any Investment (other than a Permitted Investment) made after the Issue Date by the Company or any Restricted Subsidiary:

(a) (x) the proceeds in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary upon the sale, liquidation or repayment of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee and (y) any dividends or distributions received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary, to the extent such amounts were not otherwise included in Consolidated Net Income;

(b) in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(i) the Company’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

(ii) that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(iii) the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(c) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Person, in the case of each of (a), (b) and (c), up to the amount of such Investment that was treated as a Restricted Payment under Section 3.10 less the amount of any previous Investment Return in respect of such Investment.

“Issue Date” means the date on which the Notes are first issued.

“Issue Date Notes” means the U.S.$165,115,688 aggregate principal amount of Notes originally issued on the Issue Date, and any replacement Notes issued therefor in accordance with this Indenture.

“Legal Defeasance” has the meaning assigned to it in Section 8.01(b).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale, assignment or transfer, or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that (i) the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder and (ii) the grantor in respect of a Loan Receivables Backed Financing will be deemed to have Incurred a Lien on the Loan Receivables assigned or transferred thereunder.

“Loan Receivables” means loans and other loan-related receivables purchased or originated by the Company or any Restricted Subsidiary; provided, however, that for purposes of determining the amount of a Loan Receivable at any time, such amount shall be determined in accordance with Applicable GAAP, consistently applied, as of the most recent practicable date.

“Loan Receivables Backed Financing” means any financing transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which such Person directly or indirectly assigns or transfers a pool of specified Loan Receivables or related assets of the Company or any Restricted Subsidiary to a Special Purpose Finance Trust on terms that senior management has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries and the proceeds of which are used to repay any Senior Indebtedness of the Company, make capital expenditures in a Permitted Business, and/or purchase assets to be used by the Company or any Restricted Subsidiary in a Permitted Business.

“Loan-Related Securitization” means any securitization, factoring, discounting or similar financing transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries directly or indirectly through a Securitization Vehicle securitizes a pool of specified Loan Receivables, Residual Interests, net interest margin securities or similar or related assets of the Company or any Restricted Subsidiary on terms that the Board of Directors has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries and the proceeds of which are used to repay any Senior Indebtedness of the Company, make capital expenditures in a Permitted Business, and/or purchase assets to be used by the Company or any Restricted Subsidiary in a Permitted Business.

“Marketable Securities” has the meaning ascribed to such term under Applicable GAAP.

“Maturity Date” means February 7, 2029.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c) repayment of Indebtedness secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Asset Sale; and

(d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with Applicable GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness.

“Net Loan Portfolio” means, as of any date of determination, the principal amount of the total Loan Receivables of the Company and its Restricted Subsidiaries less Impairment of Financial Assets and FGA Provision of the Company and its Restricted Subsidiaries, in each case, as set forth on the consolidated financial statements and notes thereto as of the most recent fiscal quarter of the Company, prepared in accordance with Applicable GAAP.

“Net Obligations” means, at any date of determination, the net amount, exclusive of any commissions or administrative fees that a Person would be obligated to pay upon the termination of any Hedging Obligations.

“Note Custodian” means the custodian with respect to any Global Note appointed by DTC, or any successor Person thereto, and shall initially be the Trustee.

“Note Guarantee” has the meaning assigned to it in Section 3.22.

“Note Register” has the meaning assigned to it in Section 2.03(a).

“Notes” means any of the Company’s Senior Secured Step-up Notes due 2029 issued and authenticated pursuant to this Indenture, the terms of which shall be substantially in the form of Exhibit A.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes, this Indenture.

“Offering Memorandum” means the final offering memorandum and consent solicitation statement dated March 7, 2024, relating to the Notes.

“Officer” means, when used in connection with any action to be taken by the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the General Counsel, the Controller or the Secretary of the Company.

“Officers’ Certificate” means, when used in connection with any action to be taken by the Company, a certificate signed by two Officers or by an Officer and either the Chief Accountant or an Assistant Secretary of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company (except as otherwise provided in this Indenture) and which opinion shall be reasonably acceptable to the Trustee.

“Original Notes” means the 8.875% Senior Notes due 2025 issued pursuant to the Existing Indenture.

“Outstanding” means, as of the date of determination, all Notes, including Additional Notes, theretofore authenticated and delivered under this Indenture, except:

(a) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(b) Notes, or portions thereof, for the payment, redemption or, in the case of an Asset Sale Offer or Change of Control Triggering Event Offer, purchase of which money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company or an Affiliate of the Company) in trust or set aside and segregated in trust by the Company or an Affiliate of the Company (if the Company or such Affiliate of the Company is acting as Paying Agent) for the Holders of such Notes; provided that, if Notes (or portions thereof) are to be redeemed or purchased, notice of such redemption or purchase has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made;

(c) Notes which have been surrendered pursuant to Section 2.10 or Notes in exchange for which or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a protected purchaser in whose hands such Notes are valid obligations of the Company; and

(d) solely to the extent provided in Article 8, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Article 8;

provided, however, that in determining whether the Holders of the requisite aggregate principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” has the meaning assigned to it in Section 2.03(a).

“Permitted Acquisition Indebtedness” means Indebtedness of the Company to the extent such Indebtedness was (a) Indebtedness of a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary, (b) Indebtedness of a Person that was merged, consolidated or amalgamated into the Company or (c) assumed in connection with the acquisition of assets from a Person; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated or amalgamated into the Company or assumed in connection with an Asset Acquisition, as applicable, after giving pro forma effect thereto, (i) the Company would be permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.08(a) or (ii) the Capitalization Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than the Capitalization Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction.

“Permitted Business” means the business or businesses conducted by the Company as of the Issue Date, and any business related, ancillary or complementary thereto or otherwise arising out of those activities, including, without limitation, any activities relating to consumer lending, credit card loans, payroll loan financing, durable goods lending, auto loans, loans to small and medium enterprises (SMEs) and independent professionals, the extension of group loans and other consumer goods and receivables financing services.

“Permitted Holders” means:

(1) (i) David Seinjet, (ii) a parent, brother or sister of David Seinjet, (iii) the spouse or a former spouse of any individual referenced in clause (i) or (ii), (iv) the lineal descendants of any person referenced in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate, heir or any guardian, custodian or other legal representative of any individual referenced in clauses (i) through (iv), (vi) any trust or other investment vehicle established principally for the benefit of any one or more of the individuals (or their respective heirs) referenced in clauses (i) through (v), and (vii) any Person in which a majority of the equity interests are owned, directly or indirectly, by any one or more of the Persons referenced in clauses (i) through (vi);

(2) Gramercy Funds Managements LLC;

(3) ACON Investments, L.L.C.; and

(4) GDA Luma Capital Management, L.P.

“Permitted Indebtedness” has the meaning assigned to it in Section 3.08(b).

“Permitted Investments” means:

(a) Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary, except for a Guarantee of Indebtedness of a Restricted Subsidiary;

(b) Investments by the Company, or any Restricted Subsidiary in the Company;

(c) Investments in cash and Cash Equivalents;

(d) Investments existing as of the Issue Date and any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(e) Investments permitted pursuant to Sections 3.17(b)(ii), (iii) and (v);

(f) Investments received as a result of the bankruptcy or reorganization of any Person, or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(g) Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with Section 3.11;

(h) Investments in the form of Hedging Obligations permitted under Section 3.08(b)(iii);

(i) Investments in a Person engaged in a Permitted Business, provided that any such Investment, taken together with all Investments made in reliance on this clause (i) since the Issue Date, shall not exceed (a) 2.5% of the Consolidated Tangible Assets of the Company plus  (b) U.S.$10.0 million, plus (c) returns received from Investments made under this clause (i), provided, however, that these returns (x) are not included in the Consolidated Net Income of the Company, (y) are in the form of cash and (z) do not exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause (i). For the avoidance of doubt, Investments in Restricted Subsidiaries shall not be affected by this clause (i);

(j) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(k) payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(l) loans or advances to employees in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(m) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(n) credit card loans, payroll loans, durable goods loans, small business loans, group loans, car loans and other loans (including loan portfolios) made or acquired by the Company in the ordinary course of business, including, without limitation, the acquisition of loans or loan portfolios from third parties; and

(o) Investments in any Person in connection with a Loan-Related Securitization or in any Special Purpose Finance Trust in connection with a Loan Receivables Backed Financing; provided that such Investment in any such Person or Special Purpose Finance Trust is in the form of a receivables financing facility, net interest margin securities or similar or related assets of the Company or any Restricted Subsidiary and transferred to such Person or Special Purpose Finance Trust in connection with a Loan-Related Securitization (including by way of transfers of receivables to a Securitization Vehicle) or Loan Receivables Backed Financing;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later reallocate all or any portion of any Investment to, one or more of the above clauses (a) through (o) so that the entire Investment would be Permitted Investment.

“Permitted Liens” means any of the following:

(a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

(b) Liens Incurred or deposits made in the ordinary course of business (x) in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(c) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(d) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(e) Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with Section 3.08 and that are secured by the same assets as secure such Hedging Obligations;

(f) Liens existing on the issue date of the Original Notes and any other Liens existing on the date hereof and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under Section 3.16 not incurred pursuant to clauses (h) and (i) below and which Indebtedness has been Incurred in accordance with Section 3.08; provided that such new Liens:

(i) are no less favorable to the holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced, and

(ii) do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(g) Liens securing Acquired Indebtedness Incurred in accordance with Section 3.08 not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that:

(i) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary, and

(ii) such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(h) purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred to finance the acquisition or leasing of property of the Company or a Restricted Subsidiary used in a Permitted Business; provided that:

(i) the related Purchase Money Indebtedness does not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired, and

(ii) the Lien securing such Indebtedness will be created within 365 days of such acquisition;

(i) any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates;

(l) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Applicable GAAP has been made therefor;

(m) licenses of intellectual property in the ordinary course of business;

(n) Liens to secure a defeasance trust to the extent such defeasance is otherwise permitted pursuant to the terms of this Indenture;

(o) easements, rights-of-way, zoning and similar restrictions, reservations, restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Restricted Subsidiaries) or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(p) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(q) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; or

(r) Collateral Permitted Liens.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Qualified Merger Jurisdiction” means (a) the United States, any State thereof or the District of Columbia; (b) any member state of the European Union; or (c) any other nation that has a sovereign debt rating from two Rating Agencies that is equal to or higher than the sovereign debt rating assigned to Colombia by such Rating Agencies.

“Rating Agencies” means (a) S&P, (b) Fitch, (c) Moody’s or (d) if S&P, Fitch or Moody’s or all of them shall not make a rating of the Notes publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P, Fitch or Moody’s or all of them, as the case may be.

“Rating Date” means the earlier of the date of public notice of the occurrence of a Change of Control or of the entry into a definitive agreement contemplating a Change of Control.

“Record Date” has the meaning assigned to it in the Form of Face of Note contained in Exhibit A.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings; provided that, with respect to Indebtedness Incurred by the Company under its ECP Program (and solely with respect to such Indebtedness), the term “Refinance” shall include the replacement of any Indebtedness Incurred thereunder through the repayment of such Indebtedness on its stated maturity date and the issuance shortly thereafter (and in any event no later than fifteen (15) business days thereafter) of new Indebtedness under the ECP Program to be acquired by the same dealer who originally acquired the Indebtedness being replaced.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary so long as:

(a) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company in connection with such Refinancing);

(b) such new Indebtedness has:

(i) a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

(ii) a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; and

(c) if the Indebtedness being Refinanced is:

(i) Indebtedness of the Company, then such Refinancing Indebtedness will be Indebtedness of the Company,

(ii) Indebtedness of a Guarantor, then such Refinancing Indebtedness will be Indebtedness of the Company and/or such Guarantor, and

(iii) Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the notes, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning assigned to it in Section 2.03(a).

“Residual Interests” means (a) any residual interests in Loan-Related Securitizations, Securitization Securities or any other interests in Securitization Vehicles or (b) the residual value of any assets that are financed through Indebtedness Incurred in connection with a Loan-Related Securitization, regardless of whether required to appear on the face of the consolidated financial statements of such Person and its Subsidiaries in accordance with Applicable GAAP.

“Restricted Payment” has the meaning assigned to it in Section 3.10(a).

“Restricted Subsidiary” means any Subsidiary of the Company, which, at the time of determination, is not an Unrestricted Subsidiary.

“Revocation” has the meaning assigned to it in Section 3.13(b).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property or assets of the Company and/or its Restricted Subsidiaries; provided that Indebtedness Incurred by a Special Purpose Finance Trust shall be deemed Secured Indebtedness of the grantor thereof.

“Securitization Securities” has the meaning assigned to it in the definition of “Securitization Vehicle.”

“Securitization Vehicle” means (a) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed securities of any kind or issuing any other Indebtedness (whether or not in the form of securities) backed by Loan Receivables or Residual Interests (“Securitization Securities”) and (b) any special purpose, bankruptcy remote Restricted Subsidiary of the Company or any of its Restricted Subsidiaries established in connection with the issuance of Securitization Securities and any other entity (or several entities) that serves as an intermediate entity between a Restricted Subsidiary, as the case may be, that initially purchases or originates Loan Receivables or Residual Interests and an entity referred to in clause (a) regardless of whether such Restricted Subsidiary is an issuer of Securitization Securities; provided that in each case, such entity is an entity:

(a) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Loan-Related Securitizations and any activity necessary, incidental or related thereto,

(b) no portion of the Debt or any other obligation, contingent or otherwise, of which:

(i) is Guaranteed by the Company or any Restricted Subsidiary of the Company,

(ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, or

(iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(c) with respect to which neither the Company nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results;

other than, in respect of clauses (b) and (c), (x) pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Loan-Related Securitization, and (y) any Guarantees by the Company or a Restricted Subsidiary of any Indebtedness of a Securitization Vehicle that would constitute Permitted Indebtedness or which would be permitted under Section 3.08.

“Senior Indebtedness” means the Notes (and any Note Guarantee thereof) and any other Indebtedness of the Company or a Guarantor that is not, pursuant to the instrument evidencing such Indebtedness, expressly subordinated in right of payment to the notes, or the relevant Note Guarantee.

“Significant Subsidiary” means a Subsidiary of the Company constituting a “Significant Subsidiary” of the Company in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the date hereof.

“SGX-ST” means the Singapore Exchange Securities Trading Limited.

“Special Purpose Finance Trust” means any trust (patrimonio autónomo) established by the Company pursuant to a commercial trust agreement (contrato de fideicomiso mercantil) for the purpose of, directly or indirectly, Incurring Indebtedness backed by Loan Receivables; provided that in each case:

(1) such Special Purpose Finance Trust is an entity that does not engage in, and whose charter prohibits it from engaging in, any activities other than Loan Receivables Backed Financing and any activity necessary, incidental or related thereto;

(2) the grantor and beneficiary of such Special Purpose Finance Trust is the Company;

(3)  such Special Purpose Finance Trust is accounted for as a pass-through entity under Applicable GAAP and its related assets and liabilities appear on the balance sheet of the Company;

(4) any Indebtedness Incurred by such Special Purpose Finance Trust would constitute Permitted Indebtedness of the Company or would be permitted under Section 3.08; and

(5) any Liens Incurred by the grantor of the Special Purpose Finance Trust would constitute Permitted Liens of the Company or would be permitted under Section 3.16.

“Special Record Date” has the meaning assigned to it in Section 2.13(a).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Company or a Guarantor, any Indebtedness of the Company or a Guarantor that is, pursuant to the instrument evidencing such Indebtedness, expressly subordinated in right of payment to the notes, the relevant Note Guarantee or any other Senior Indebtedness, as the case may be.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50.0% of the voting power of the other Person’s outstanding Voting Stock.

“Surviving Entity” has the meaning assigned to it in Section 4.01(a)(i)(B).

“Taxes” has the meaning assigned to it in Section 3.21.

“Taxing Authority” has the meaning assigned to it in Section 3.21.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture or any officer of the Trustee to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“Unrestricted Subsidiary” means any Subsidiary of the Company Designated as an Unrestricted Subsidiary pursuant to Section 3.13. Any such Designation may be revoked by a certificate of the Chief Financial Officer of the Company, subject to the provisions of Section 3.13.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under Section 3.08, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Dollars” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of or guaranteed by the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one- twelfth) obtained by dividing:

(a) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(b) the sum of the products obtained by multiplying:

(i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(ii) the number of years (calculated to the nearest one- twelfth), which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means, for any Person, any Subsidiary (Restricted Subsidiary in the case of the Company) of which all the outstanding Capital Stock (other than, in the case of a Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person and/or one or more Persons that satisfy this definition in respect of such Person (or a combination thereof).

Section 1.02. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with Applicable GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) references to the payment of principal of the Notes shall include applicable premium, if any; and

(g) references to payments on the Notes (including payments in connection with optional redemptions or mandatory offers to repurchase) shall include Additional Amounts payable on the Notes, if any.

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

(i) “indenture securities” means the Notes;

(ii) “indenture security holder” means a Holder of a Note;

(iii) “indenture to be qualified” means this Indenture;

(iv) “indenture trustee” or “institutional trustee” means the Trustee; and

(v) “obligor” on the Notes and any Note Guarantees means the Company and any Guarantors, respectively, and any successor obligor upon the Notes and any Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Article 2
The Notes

Section 2.01. Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes will be issued in fully-registered form without interest coupons, and only in denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof.

(b) The terms and provisions of the Notes, the form of which is in Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture expressly agree to such terms and provisions and to be bound thereby. Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects. Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class.

(c) The Notes may have notations, legends, or endorsements required by law, stock exchange rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

(d) Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases in Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Decreases in Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Note Custodian, at the written direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.09 hereof.

Section 2.02. Execution and Authentication.

(a) Two Officers of the Company shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b) A Note shall not be valid until an authorized signatory of the Trustee authenticates the Note (manually or by facsimile or electronic signature). The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and delivered under this Indenture.

(c) At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Notes upon a written order of the Company signed by an Officer of the Company (the “Company Order”). A Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

(d) The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.

(e) In case a Surviving Entity has executed an indenture supplemental hereto with the Trustee pursuant to Article 4, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the Surviving Entity, be exchanged for other Notes executed in the name of the Surviving Entity with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Surviving Entity, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Surviving Entity pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such Surviving Entity, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

Section 2.03. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency in the Borough of Manhattan, City of New York where Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”), where Notes may be presented for payment (the “Paying Agent”) and for the service of notices and demands to or upon the Company in respect of the Notes and this Indenture. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Company may have one or more co-Registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. So long as the Notes are listed on the SGX-ST and if the rules of the SGX-ST so require, the Issuer shall appoint and maintain a paying agent in Singapore where the Notes may be presented or surrendered for payment or redemption, in the event that the Global Notes are exchanged for individual Definitive Notes.

(b) The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company may act as Paying Agent, Registrar, co-Registrar or transfer agent. Upon any proceeding under any Bankruptcy Law with respect to the Company or any Affiliate of the Company, if the Company or such Affiliate is then acting as Paying Agent, the Trustee shall replace the Company or such Affiliate as Paying Agent.

(c) The Company initially appoints the Corporate Trust Office of the Trustee as one such office or agency of the Company as required by Section 2.03(a) and appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes and this Indenture, until such time as another Person is appointed as such.

(d) The Company may change the Paying Agent and the Registrar without notice to Holders.

Section 2.04. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any Default by the Company in making any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee.

Section 2.05. CUSIP, ISIN and Common Code Numbers. In issuing the Notes, the Company may use CUSIP, ISIN and Common Code numbers (if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN and Common Code numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any initial CUSIP, ISIN and/or Common Code numbers and any change in the CUSIP, ISIN or Common Code numbers.

Section 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing within seven days of each Record Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company shall otherwise comply with TIA § 312(a).

Section 2.07. Global Note Provisions.

(a) Each Global Note initially shall: (i) be registered in the name of DTC or the nominee of DTC; (ii) be delivered to the Note Custodian; and (iii) bear the appropriate legends, as set forth in Section 2.08 and Exhibit A. Any Global Note may be represented by more than one certificate. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, as provided in this Indenture.

(b) Except as provided in (c)(iii), members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Note Custodian, and DTC may be treated by the Company, the Trustee, the Paying Agent, the Note Custodian and the Registrar and any of their agents as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (i) prevent the Company, the Trustee, the Paying Agent, the Note Custodian or the Registrar or any of their respective agents from giving effect to any written certification, proxy or other authorization furnished by DTC or (ii) impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of an owner of a beneficial interest in any Global Note. The Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Section 2.08. Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(a) Section 1145 Exemption Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE STATUTES.”

(b) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.09 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.09(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

Section 2.09. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes may be exchanged by the Company for Definitive Notes if:

(i)	the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(ii)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes representing the Notes; or

(iii)	there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in subparagraphs (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Sections 2.10 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b).

(c) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(f) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the written instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through written instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a written request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount at maturity of one of the Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to this Section 2.07(d) at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. A Holder of Definitive Notes may transfer such Definitive Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon written request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(g) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order, an Officers’ Certificate and an Opinion of Counsel in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)  No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 5.07, 3.07, 3.11 and 9.04 hereof).

(iii)  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv) Neither the Registrar nor the Company shall be required:

(A)	to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 5.04 hereof and ending at the close of business on the day of selection;

(B)	to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)	to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(vii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants of the Depositary or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.10. Mutilated, Destroyed, Lost or Stolen Notes.

(a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery a replacement Note if the requirements set forth in this paragraph are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an affidavit of loss and indemnity bond or other form of indemnification sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co- Registrar from any loss that any of them may suffer if a Note is replaced, and, in the absence of written notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously Outstanding.

(b) Upon the issuance of any new Note under this Section 2.10, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and reasonable expenses of the Trustee) in connection therewith.

(c) Every new Note issued pursuant to this Section 2.10 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Company and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.11. Temporary Notes. Until definitive Notes are ready for delivery, the Company may execute and upon Company Order the Trustee will authenticate and make available for delivery temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company will prepare and execute and upon Company Order the Trustee will authenticate and make available for delivery definitive Notes. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company will execute and upon Company Order the Trustee will authenticate and make available for delivery in exchange therefor one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.12. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for redemption, registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of cancelled Notes in accordance with its policy of disposal or return to the Company all Notes surrendered for redemption, registration of transfer, exchange, payment or cancellation. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Company Order.

Section 2.13. Defaulted Interest. When any installment of interest payable under the Notes becomes Defaulted Interest, such installment shall forthwith cease to be payable to the Holders in whose names the Notes were registered on the Record Date applicable to such installment of interest. Defaulted Interest (including any interest on such Defaulted Interest) shall be paid by the Company as provided in Section 2.13(a) or Section 2.13(b).

(a) The Company may elect to make payment of any Defaulted Interest (including any interest on such Defaulted Interest) to the Holders in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this Section 2.13(a). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, not less than ten calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Holders in whose names the Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to Section 2.13(b).

(b) Alternatively, the Company may make payment of any Defaulted Interest (including any interest on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice in writing given by the Company to the Trustee of the proposed payment pursuant to this Section 2.13(b) such manner of payment shall be deemed practicable by the Trustee. The Trustee shall in the name and at the expense of the Company cause prompt notice of the proposed payment and the date thereof to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register.

Section 2.14. Additional Notes. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture Additional Notes having terms and conditions set forth in Exhibit A identical to those of the other Outstanding Notes, except that Additional Notes:

(a) may have a different issue date from other Outstanding Notes;

(b) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes; and

(c) may have terms specified in the Additional Note Board Resolution or Additional Note Supplemental Indenture for such Additional Notes making appropriate adjustments to this Article 2 and Exhibit A (and related definitions) applicable to such Additional Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws), which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Additional Notes);

provided that such Additional Notes will either be (i) fungible with the Issue Date Notes for U.S. federal income tax purposes or (ii) issued under a separate CUSIP number. Holders of Additional Notes will have the right to vote together with holders of Issue Date Notes as one class.

Article 3
Covenants

Section 3.01. Payment of Notes.

(a) The Company shall pay the principal of and interest (including Defaulted Interest) on the Notes in U.S. Dollars on the dates and in the manner provided in the Notes and in this Indenture. Prior to 10:00 a.m. (New York City time) on the Business Day prior to each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Dollars sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. If the Company or an Affiliate of the Company is acting as Paying Agent, the Company or such Affiliate shall, prior to 10:00 a.m. (New York City time) on each Interest Payment Date and the Maturity Date, segregate and hold in trust U.S. Dollars sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Company or an Affiliate of the Company) holds in accordance with this Indenture U.S. Dollars designated for and sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b) Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.02. Maintenance of Office or Agency.

(a) The Company shall maintain each office or agency required under Section 2.03. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.03. Corporate Existence. Subject to Article 4, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 3.04. Payment of Taxes. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Company or for which it is otherwise liable, or upon the income, profits or property of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with Applicable GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

Section 3.05. Further Instruments and Acts. The Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper or as the Trustee may reasonably request to carry out more effectively the purpose of this Indenture.

Section 3.06. Waiver of Stay, Extension or Usury Laws. The Company covenants (to the fullest extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture. The Company hereby expressly waives (to the fullest extent permitted by applicable law) all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 3.07. Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control (a “Change of Control Triggering Event”), each Holder will have the right to require that the Company purchase all or a portion (in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon and any Additional Amounts, if any, to, but excluding, the date of purchase (the “Change of Control Triggering Event Payment”).

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Company shall deliver a Change of Control Triggering Event Notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Triggering Event Offer”). The Change of Control Triggering Event Notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is delivered, other than as may be required by law (the “Change of Control Triggering Event Payment Date”).

(c) On the Change of Control Triggering Event Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Triggering Event Offer;

(ii) deposit with the Paying Agent funds in an amount equal to the Change of Control Triggering Event Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(d) If only a portion of a Note is purchased pursuant to a Change of Control Triggering Event Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

(e) The Company shall not be required to make a Change of Control Triggering Event Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Triggering Event Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Triggering Event Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Triggering Event Offer, or (ii) notice of redemption has been given pursuant to Section 5.03, unless and until there is a default in payment of the applicable redemption price.

(f) A Change of Control Triggering Event Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Triggering Event Offer. Notes repurchased by the Company pursuant to a Change of Control Triggering Event Offer will have the status of Notes issued but not Outstanding or will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to Section 3.07(e) will have the status of Notes issued and Outstanding.

(g) In the event that Holders of not less than 95% of the aggregate principal amount of the outstanding Notes accept a Change of Control Triggering Event Offer and the Company or a third party purchases all of the Notes held by such Holders, the Company shall have the right, on not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Triggering Event Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Triggering Event Payment plus, to the extent not included in the Change of Control Triggering Event Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(h) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes in connection with a Change of Control Triggering Event Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.07, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by doing so.

Section 3.08. Limitation on Incurrence of Additional Indebtedness.

(a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, except that the Company may Incur Indebtedness, including Acquired Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom the Capitalization Ratio of the Company is greater than 13.5%.

(b) Notwithstanding clause (a) above, the Company and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness (“Permitted Indebtedness”):

(i) Indebtedness in respect of the Notes, excluding Additional Notes or Guarantees thereof;

(ii) Guarantees by any Restricted Subsidiary of Indebtedness of the Company Incurred in accordance with this Section 3.08, which Guarantee is permitted under Section 3.09; provided that (i) if such Guarantee is of Subordinated Indebtedness then the Note Guarantee of such Guarantor shall be senior to such Guarantor’s Guarantee of Subordinated Indebtedness and (ii) if such Restricted Subsidiary is not a Guarantor it shall simultaneously provide a Note Guarantee and become a Guarantor;

(iii) Hedging Obligations entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes (as determined conclusively by the senior management of the Company acting in good faith), including, without limitation, Hedging Obligations in respect of the Notes;

(iv) intercompany Indebtedness between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries; provided that:

(A) if the Company or any Guarantor is the obligor on any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the Notes and this Indenture, in the case of the Company, or such Guarantor’s Note Guarantee, in the case of any such Guarantor; provided that the Company, its parent companies (if any) and any Guarantor shall agree to vote such Indebtedness, or provide their consents in connection with such Indebtedness, in any Colombian Restructuring, in a manner that is consistent with the vote of, or the consents provided by, the Holders of the Notes and other unaffiliated creditors of the same class as the Notes, and

(B) in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred and not permitted by this clause (iv) at the time such event occurs;

(v) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(vi) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide for judicial deposits required in connection with any judicial or administrative proceeding, provide security for workers’ compensation claims, payment obligations in connection with self-insurance, health, disability or other employee benefits or similar requirements in the ordinary course of business;

(vii) Indebtedness in respect of bid, performance, surety bonds or fianzas in the ordinary course of business for the account of the Company or any of its Restricted Subsidiaries, including Guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit and/or fianzas supporting such bid, performance or surety obligations (in each case other than for the payment of borrowed money);

(viii) Refinancing Indebtedness in respect of:

(A) Indebtedness (other than Indebtedness owed to the Company or any Subsidiary of the Company) Incurred pursuant to clause (a) of this Section 3.08 (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to such clause (a)), or

(B) Indebtedness Incurred pursuant to this Section 3.08(b)(viii) and Sections 3.08(b)(i), (x) and (xiii);

(ix) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed U.S.$5.0 million (or the equivalent in other currencies) at any one time outstanding;

(x) Permitted Acquisition Indebtedness;

(xi) Capital Securities;

(xii) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or equity interests for the purposes of financing or in contemplation of any such acquisition; provided that (A) any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (xii) and (B) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (xii) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(xiii)  other Indebtedness of the Company outstanding on the Issue Date;

(xiv) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in part or in full or deposited to defease or discharge the Notes, in each case in accordance with this Indenture; and

(xv) additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (x) U.S.$10.0 million and (y) 10.0% of Consolidated Net Worth of the Company and its Restricted Subsidiaries at any time outstanding.

(c) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this Section 3.08, (i) the outstanding principal amount of any item of Indebtedness will be counted only once, (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with Applicable GAAP, and (iii) Guarantees of, or obligations in respect of letters of credit or similar instruments relating to, Indebtedness which is otherwise included in the determination of any particular amount of Indebtedness will not be included. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.08; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of clause (b) of this Section 3.08 shall be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision. For purposes of determining compliance with this Section 3.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (b)(i) through (xv) above, or is entitled to be incurred pursuant to Section 3.08(a), the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses, although the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 3.08. Notwithstanding any other provision of this Section 3.08, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 3.08 shall not be deemed to be exceeded as a result solely of fluctuations in exchange rates or currency values.

(d) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness or, in the case of revolving credit Indebtedness, first committed; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be that provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (x) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (y) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Section 3.09. Limitation on Guarantees.

(a) Except to the extent that the limitations set forth below expressly contravene, or result in a violation of, Colombian law, the Company shall not permit any Restricted Subsidiary of the Company to Guarantee any Indebtedness of the Company or to secure any Indebtedness of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective, and in an amount equal to the amount of Indebtedness so Guaranteed or secured. Any Guarantee by any such Restricted Subsidiary of Subordinated Indebtedness of the Company will be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary.

(b) In the event that any Restricted Subsidiary is required to Guarantee the Notes in accordance with Section 3.09(a), such Restricted Subsidiary will be released and relieved of its obligations under such Guarantee in the event:

(i) there is a Legal Defeasance or a Covenant Defeasance of the Notes;

(ii) there is a sale or other disposition of Capital Stock of such Restricted Subsidiary following which such Restricted Subsidiary is no longer a direct or indirect Subsidiary of the Company; or

(iii) such Restricted Subsidiary is designated as an Unrestricted Subsidiary;

provided that, in each case, such transactions are carried out pursuant to and in accordance with all applicable covenants and provisions of this Indenture.

Section 3.10. Limitation on Restricted Payments.

(a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”);

(i) declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(A) dividends or distributions payable in Qualified Capital Stock of the Company,

(B) dividends or distributions payable to the Company and/or a Restricted Subsidiary, or

(C) dividends, distributions or returns of capital made on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

(ii) purchase, redeem or otherwise acquire or retire for value:

(A) any Capital Stock of the Company, or

(B) any Capital Stock of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary) or any Preferred Stock of a Restricted Subsidiary, except for Capital Stock held by the Company or a Restricted Subsidiary or purchases, redemptions, acquisitions or retirements for value of Capital Stock on a pro rata basis from the Company and/or any Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand, according to their respective percentage ownership of the Capital Stock of such Restricted Subsidiary;

(iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness or any Capital Securities (excluding (x) any intercompany Indebtedness owed to the Company and/or any Guarantor, (y) any intercompany Indebtedness between Restricted Subsidiaries that are not Guarantors, or (z) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinate or otherwise junior in right of payment to the Notes, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of such date of purchase, repurchase or acquisition); or

(iv) make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment and immediately after giving effect thereto:

(A) a Default or an Event of Default shall have occurred and be continuing;

(B) the Company is not able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.08(a); or

(C) the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof, shall exceed the sum of:

(1) 50.0% of cumulative Consolidated Net Income of the Company or, if such cumulative Consolidated Net Income of the Company is a loss, minus 100.0% of the loss, accrued during the period, treated as one accounting period, beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(2) 100.0% of the aggregate net proceeds, including cash and the Fair Market Value of property used in a Permitted Business (other than cash and securities), received by the Company from any Person from any:

(i)	contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock or issuance and sale of Qualified Capital Stock of the Company, in each case, subsequent to the Issue Date,

(ii)	issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company, or

(iii)	issuance and sale subsequent to the Issue Date of any Capital Securities, excluding, in each case, any net proceeds:

(x)	received from a Restricted Subsidiary of the Company;

(y)	applied in accordance with Section 3.10(b)(ii) or (iii) below; plus

(3) any Investment Return; plus

(4) U.S.$3.0 million.

(b) Notwithstanding Section 3.10(a), this Section 3.10 shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption of Subordinated Indebtedness within 60 days after the date of declaration of such dividend or distribution or giving of the redemption notice, as the case may be, if the dividend, distribution or redemption would have been permitted on the date of declaration or notice pursuant to the preceding paragraph; provided that such redemption shall be included (without duplication for the declaration) in the calculation of the amount of Restricted Payments;

(ii) the making of any Restricted Payment,

(A) in the form of Qualified Capital Stock of the Company,

(B) through the application of the net proceeds received by the Company from a substantially concurrent sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company, or

(C) through the application of the net proceeds received by the Company from a substantially concurrent issuance or sale of Capital Securities;

provided that the value of any such Qualified Capital Stock or Capital Securities used or the net proceeds of which are used to make a Restricted Payment pursuant to this Section 3.10(b)(ii) shall be excluded from Section 3.10(a)(iv)(C)(2);

(iii) the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net proceeds of a substantially concurrent sale, other than to a Subsidiary of the Company, of Refinancing Indebtedness for such Subordinated Indebtedness;

(iv) repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from any current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees, officers or directors, or the termination of retention of any such consultants, in an amount not to exceed U.S.$0.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years up to a maximum of U.S.$ 0.5 million) plus the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries;

(v) the repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants to the extent such Capital Stock represents a portion of the exercise price of those stock options or warrants;

(vi) if no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary issued on or after the Issue Date in accordance with Section 3.08;

(vii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness of the Company pursuant to and in accordance with the terms of a “change of control” covenant set forth in the indenture or other agreement pursuant to which such Subordinated Indebtedness is issued and such “change of control” covenant is substantially similar to Section 3.07; provided that the Company (or another Person) has repurchased all Notes required to be repurchased by the Company under Section 3.07 prior to the purchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness pursuant to the applicable “change of control” covenant;

(viii) if no Default or Event of Default shall have occurred and be continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; provided that such purchases are not made for the purposes of circumventing the provisions of this Section 3.10; and

(ix) if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed U.S.$2.0 million per annum.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (i) (without duplication for the declaration of the relevant dividend), (iv), (vi) and (viii) above shall be included in such calculation and amounts expended pursuant to clauses (ii), (iii), (v), (vii) and (ix) above shall not be included in such calculation.

Section 3.11. Limitation on Asset Sales and Sales of Subsidiary Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock sold or otherwise disposed of, and

(ii) at least 75% of the consideration received for the assets or Capital Stock sold by the Company or the Restricted Subsidiary, as the case may be, in such Asset Sale shall be in the form of cash or Cash Equivalents received at the time of such Asset Sale.

For purposes of the immediately preceding clause (ii), each of the following will be deemed to be cash:

(A) any liabilities that are included on the balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and as a result of which the Company or such Restricted Subsidiary, as the case may be, are fully and unconditionally released from any further liability in connection therewith;

(B) any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (subject to ordinary settlement periods), to the extent of the cash or Cash Equivalents received in that conversion;

(C) the Fair Market Value of any Capital Stock of a Person engaged in a Permitted Business that will become, upon purchase, a Restricted Subsidiary or assets (other than current assets as determined in accordance with Applicable GAAP or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business; and

(D) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non- cash Consideration received pursuant to this clause (D) less the amount of Net Proceeds previously realized in cash or Cash Equivalents from the sale of prior Designated Non-cash Consideration is less than the greater of (x) 2.5% of Consolidated Tangible Assets at the time of the receipt of such Designated Non- cash Consideration and (y) U.S.$10.0 million, in each case with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

provided that, amounts received pursuant to clauses (A), (C) and (D) shall not be deemed to constitute Net Cash Proceeds for purposes of making an Asset Sale Offer.

(b) The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 365 days thereof to:

(i) repay any Senior Indebtedness of the Company, any Indebtedness secured by the assets subject to such Asset Sale or Indebtedness of any Restricted Subsidiary (in each case owing to a Person other than the Company or any Restricted Subsidiary and including, in each case without limitation, Capitalized Lease Obligations),

(ii) make capital expenditures or use it for working capital purposes in a Permitted Business, and/or

(iii) purchase

(A) assets (other than current assets as determined in accordance with Applicable GAAP or Capital Stock) to be used by the Company or any Guarantor in a Permitted Business,

(B) all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business if, after giving effect to any such acquisition, such Person is or becomes or such assets are contributed to a Guarantor, or

(C) enter into a binding commitment with a Person, other than the Company or any of its Restricted Subsidiaries, to apply such Net Cash Proceeds pursuant to clause (i) and/or (ii) above, provided that such binding commitment shall be subject only to customary conditions and the applicable purchase shall be consummated within 180 days following the expiration of the aforementioned 365-day period.

(c) To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 365 days of the Asset Sale as described in clauses (b)(i), (ii) and/or (iii) above, the Company shall deliver an Asset Sale Offer Notice to each Holder, with a copy to the Trustee, offering to purchase Notes (the “Asset Sale Offer”), at a purchase price equal to 100.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to, but excluding, the date of purchase (the “Asset Sale Offer Amount”). The Company shall purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Senior Indebtedness to be purchased equal to such unapplied Net Cash Proceeds. The Company may satisfy its obligations under this Section 3.11 with respect to the Net Cash Proceeds of an Asset Sale by making an Asset Sale Offer prior to the expiration of the relevant 365-day period.

(d) The purchase of Notes pursuant to an Asset Sale Offer shall occur not less than 20 Business Days following the date thereof, or any longer period as may be required by law, nor more than 45 days following the 365th day following the Asset Sale (except in the case of clause (b)(iii)(C) in which case such period shall be extended for 180 days). The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of U.S.$15.0 million. At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of U.S.$15.0 million, shall be applied as required pursuant to this Section 3.11. Pending application in accordance with this Section 3.11, Net Cash Proceeds may be applied to temporarily reduce revolving credit borrowings or Invested in Cash Equivalents.

(e) Each Asset Sale Offer Notice shall be delivered to the record Holders as shown on the Note Register within 20 days following such 365th day, with a copy to the Trustee offering to purchase the Notes as described in this Section 3.11. Each Asset Sale Offer Notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is delivered, other than as may be required by law (the “Asset Sale Offer Payment Date”). Upon receipt of an Asset Sale Offer Notice, Holders may elect to tender their notes in whole or in part in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof in exchange for cash.

(f) On the Asset Sale Offer Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(ii) deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(g) To the extent Holders of Notes and holders of other Senior Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not withdraw Notes or the other Senior Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company shall purchase the Notes and the other Senior Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a global note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer shall be cancelled and cannot be reissued.

(h) The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.11, the Company shall comply with those laws and regulations and shall not be deemed to have breached its obligations under this Section 3.11 by doing so.

(i) Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company and its Restricted Subsidiaries may use any remaining Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture.

Section 3.12. Limitation on Securitization and Loan Receivables Backed Financing. The Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of accounts receivable to a Securitization Vehicle or a Special Purpose Finance Trust; provided that:

(a) the sale, transfer or other disposition is in connection with a Loan-Related Securitization or Loan Receivables Backed Financing, as the case may be; and

(b) the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the Fair Market Value of the receivables sold or transferred.

Section 3.13. Limitation on Designation of Unrestricted Subsidiaries.

(a) Except to the extent that the limitations set forth in this Section 3.13 expressly contravene, or result in a violation of, Colombian law, the Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with Section 3.17;

(ii) at the time of and after giving effect to such Designation, the Company could Incur U.S.$1.00 of additional Indebtedness pursuant to Section 3.08(a);

(iii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to Section 3.10(a) or as a Permitted Investment in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date; and

(iv) At the time of such Designation, neither the Company nor any Restricted Subsidiary will:

(A) provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(B) be directly or indirectly liable for any Indebtedness of such Subsidiary; or

(C) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of such Subsidiary, except for any non-recourse Guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of such Subsidiary.

(b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

(c) The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by a certificate of the Chief Financial Officer of the Company, delivered to the Trustee certifying compliance with the preceding provisions.

Section 3.14. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in Section 3.14(b), the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(ii) make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) Section 3.14(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law, rule, regulation or order;

(ii) this Indenture or the Notes;

(iii) the terms of any Indebtedness outstanding on the Issue Date, and any amendment, modification, restatement, renewal, restructuring, replacement or refinancing thereof; provided that any amendment, modification, restatement, renewal, restructuring, replacement or refinancing is not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in existence on the Issue Date;

(iv) customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under this Indenture;

(v) any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(vi) customary restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement, which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(vii) customary restrictions imposed on the transfer of copyrighted or patented materials;

(viii) an agreement governing Indebtedness of the Company or any Restricted Subsidiaries permitted to be Incurred subsequent to the date of this Indenture in accordance with Section 3.08; provided that the provisions relating to such encumbrance or restriction contained in such agreement are no more restrictive, taken as a whole, than those contained in the agreement referred to in clause (iii) above;

(ix) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 3.14(a)(iii);

(x) Liens permitted to be incurred under Section 3.16 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(xi) provisions limiting the payment of dividends or the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, sale-leaseback agreements, limited liability company organizational documents and other similar agreements entered into in accordance with the terms of this Indenture and (a) in the ordinary course of business consistent with past practice or (b) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xii) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business consistent with past practice to secure trade payable obligations; and

(xiii) restrictions customarily granted in connection with any Loan-Related Securitizations or Loan Receivables Backed Financing.

Section 3.15. Limitation on Layered Indebtedness. The Company shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Senior Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to the Notes, or the Note Guarantee, as the case may be, to the same extent and on the same terms as such Indebtedness is subordinate to such other Senior Indebtedness; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Senior Indebtedness.

Section 3.16. Limitation on Liens. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness or trade payables unless contemporaneously therewith effective provision is made to secure the Notes and all other amounts due under this Indenture, equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the Notes, prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien.

Section 3.17. Limitation on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are not materially less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and

(ii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of US$5.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be set forth in an Officers’ Certificate delivered to the Trustee stating that such transaction complies with clause (i) above; and

(iii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$10.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with clause (i) above; and

(iv) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of U.S.$20.0 million (or the equivalent in other currencies), the Company must in addition obtain and deliver to the Trustee a favorable written opinion from an internationally recognized investment banking or accounting firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

(b) Section 3.17(a) will not apply to:

(i) Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(ii) reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management of the Company;

(iii) Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not materially more disadvantageous to the Company and its Restricted Subsidiaries or the Holders of the Notes, taken as a whole, than the original agreement as in effect on the Issue Date);

(iv) any Restricted Payments made in compliance with Section 3.10 or any Permitted Investments;

(v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding U.S.$1.5 million outstanding at any one time;

(vi) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(vii) any issuance of Capital Stock (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company, and the granting and performance of registration rights;

(viii) transactions between the Company or any of its Restricted Subsidiaries and any Securitization Vehicle or Special Purpose Finance Trust in the ordinary course of business in connection with Loan-Related Securitizations or Loan Receivables Backed Financings, as the case may be; and

(ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company or its Restricted Subsidiaries (as applicable), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Section 3.18. Conduct of Business.

The Company and its Restricted Subsidiaries shall not engage in any business other than a Permitted Business.

Section 3.19. Reports to Holders.

(a) So long as any of the Notes are outstanding, the Company shall furnish to the Trustee:

(i) Within 120 days following the end of each of the Company’s fiscal years:

(A) the audited consolidated financial statements of the Company and its subsidiaries (containing income statements, balance sheets, statements of shareholders equity, cash flow statements and any other statements required under Applicable GAAP) and the related notes thereto for the Company’s two most recent fiscal years prepared in accordance with Applicable GAAP, which need not, however, contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the U.S. Securities and Exchange Commission, together with an audit report thereon by the Company’s independent auditors; and

(B) information (presented in the English language) including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with scope and content similar to the corresponding section of Annex A of the Offering Memorandum (after taking into consideration any changes to the business and operations of the Company after the Issue Date).

(ii) Within 75 days following the end of each of the three fiscal quarters ended on March 31, June 30 and September 30 in each of the Company’s fiscal years (beginning with the fiscal quarter ended June 30, 2024):

(A) quarterly unaudited consolidated financial statements of the Company and its subsidiaries (containing balance sheets, statements of income, statements of shareholders equity, statements of cash flows and any other statements required under Applicable GAAP) and the related notes thereto for the Company, in each case for the quarterly period then ended and the corresponding quarterly period in the prior fiscal year and prepared in accordance with Applicable GAAP, which need not, however, contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the U.S. Securities and Exchange Commission; and

(B) information (presented in the English language) including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such quarterly period.

(b) None of the information provided pursuant to Section 3.19(a) shall be required to comply with Regulation S-K as promulgated by the SEC. In addition, in the event the Company is not subject to Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) of the Exchange Act, the Company shall make available, upon request, to any Holder of the Notes and any prospective purchaser of the Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act. To the extent that the Company is not required under Colombian law or Applicable GAAP to prepare and make available consolidated financial statements, all references to “consolidated financial statements,” “consolidated balance sheet” or “consolidated financial information” of the Company, or similar terms in this Indenture shall be deemed to refer to the unconsolidated financial statements, unconsolidated balance sheet or unconsolidated financial information of the Company prepared in accordance with Applicable GAAP.

(c) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable for information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 3.20. Listing.

(a) In the event that the Notes are admitted to listing on the SGX-ST and to trading on the Official List of the SGX-ST, the Company shall use its commercially reasonable efforts to maintain such admission to listing and trading.

(b) If the Company is unable to list the Notes on the SGX-ST and/or the Notes do not trade on the Official List of the SGX-ST, or if the Company is unable to maintain such listing and trading, or if as a result regulations adopted or enforced by authorities governing the SGX-ST continued listing on such exchange becomes impractical or materially more burdensome, the Company may delist the Notes from such exchange and shall, prior to the delisting of such Notes, use its commercially reasonable efforts to list and maintain a listing of the Notes on another internationally recognized stock exchange.

Section 3.21. Payment of Additional Amounts.

(a) The Company, and the Guarantors, if any, shall pay to Holders of the Notes all present or future taxes, duties, assessments or other governmental charges, including interest or penalties (“Taxes”), imposed with respect to that payment by a Colombian taxing authority or any other jurisdiction (“Taxing Authority”) in which the Company is organized or resident for tax purposes or through which the Company, or the Guarantors, if any, make a payment on the Notes or the Note Guarantees (a “Relevant Jurisdiction”), or any political subdivision or taxing authority thereof or therein (“Additional Amounts”) that may be necessary so that every net payment of interest, any premium paid upon redemption of the Notes or principal to Holders of the Notes will not be less than the amount provided for in the Notes.

(b) The Company shall not pay Additional Amounts to any Holder for or solely on account of any of the following:

(i) any Taxes imposed on, or withheld or deducted from, any payments made to the Holder or beneficial owner of a Note solely because at any time there is or was a connection between the Holder or beneficial owner of the Note and the Relevant Jurisdiction (or any political subdivision or taxing authority thereof or therein), including such Holder or beneficial owner (A) being or having been a citizen or resident thereof for tax purposes, (B) maintaining or having maintained an office, permanent establishment, or branch, in all cases subject to taxation therein, or (C) being or having been present or engaged in a trade or business therein (other than the receipt of payments or the ownership or holding of a Note);

(ii) any estate, inheritance, gift, transfer, use, excise, personal property or similar Tax, assessment or other governmental charge imposed with respect to the Notes;

(iii) any Taxes imposed on, or withheld or deducted from, any payments made to the holder or beneficial owner of a Note solely because the Holder or any other person having a beneficial interest in the Notes fails to comply with any certification, information, documentation or other reporting requirement concerning the nationality, residence for tax purposes or identity of the Holder or any beneficial owner of the Note, if compliance is required by statute, rule, regulation, officially published administrative practice of the taxing jurisdiction or by an applicable income tax treaty which is in effect and to which Colombia or any other Relevant Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the tax or other governmental charge and the Company (or the relevant Guarantor, if applicable) has given the Holders at least 60 days’ notice that Holders will be required to provide any such certification, information, documentation or reporting requirement;

(iv) any Taxes payable otherwise than by deduction or withholding from payments on the Notes;

(v) any Taxes with respect to such Note presented for payment more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the holders of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30 day period;

(vi) any payment on the Note to a Holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of the Note,

(vii) any Taxes imposed under Sections 1471 through 1474 of the Code, as of the Issue Date and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any law, regulation or practice adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”), or any similar law enacted in any jurisdiction to implement an intergovernmental tax information sharing regime similar to FATCA; or

(viii) any combination of clauses (i) through (vii).

(c) Section 3.21(b)(iii) does not require, and shall not be construed as requiring, that any person, including any non-Colombian pension fund, retirement fund or financial institution, of any nature, register with the Colombian authorities to establish eligibility for an exemption from, or a reduction of, Colombian withholding tax.

(d) Upon written request, the Company and the Guarantors, if any, shall provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Colombian taxes in respect of which it has paid any Additional Amount. The Company shall make copies of such documentation available to the Holders of the Notes or the Paying Agent upon written request.

(e) Any reference in this Indenture or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by the Company shall be deemed also to refer to any Additional Amount that may be payable with respect to that amount under the obligations referred to in this Section 3.21.

(f) In the event that Additional Amounts actually paid with respect to the Notes pursuant to this Section 3.21 are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and as a result thereof such Holder is entitled to make a claim for a refund or credit of such excess from the withholding agent imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto, including taking any action for such refund to be repaid.

(g) In the event of any merger or other transaction described and permitted under Section 4.01, then all references to Colombia, Colombian law or regulations, and Colombian taxing authorities under this Section 3.21 (other than clause (c) above) and under Section 5.08 shall be deemed to also include the relevant Qualified Merger Jurisdiction, the law or regulations of the relevant Qualified Merger Jurisdiction, and any taxing authority of the relevant Qualified Merger Jurisdiction, respectively.

(h) The Company hereby covenants with The Bank of New York Mellon that it will provide The Bank of New York Mellon with sufficient information so as to enable The Bank of New York Mellon to determine whether or not The Bank of New York Mellon is obliged, in respect of any payments to be made by it pursuant to the Indenture or Notes, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement) or any similar law enacted in any jurisdiction to implement a similar intergovernmental tax information sharing regime. The Bank of New York Mellon shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. As used herein, “FATCA Withholding Tax” shall mean any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof ) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement) or any similar law enacted in any jurisdiction to implement a similar intergovernmental tax information sharing regime. The Company hereby represents and warrants that it is not a “financial institution” under Sections 1471 through 1474 of the Code and covenants with the Bank of New York Mellon that it will notify The Bank of New York Mellon if the Company becomes a “financial institution” under such provisions.

Section 3.22. Guarantees.

(a) If the Company or any of its future Restricted Subsidiaries acquires or creates a Restricted Subsidiary that is or becomes an Eligible Subsidiary, the Company must cause such Eligible Subsidiary to provide a guarantee of the Notes (a “Note Guarantee”).

(b) Each Note Guarantee shall be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

(c) The Note Guarantee of a Guarantor shall terminate upon:

(i) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture,

(ii) if the Note Guarantee was required pursuant to the terms of this Indenture, the cessation of the circumstances requiring the Note Guarantee,

(iii) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary, or

(iv) defeasance or discharge of the Notes, as provided in Sections 8.01 and 8.07.

Section 3.23. No Impairment of Security Interests. Neither the Company nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes, including the failure to obtain any required approval or any material defect in the creation, perfection or first-priority status of any Lien granted pursuant to the Collateral Documents. The Company shall cause the Restricted Subsidiaries to comply with their respective obligations under the Collateral Documents. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as described under Article 9 hereof or as permitted under Article 10 hereof.

Section 3.24. Suspension of Covenants.

(a) During any period of time that (i) the Notes have Investment Grade Ratings from at least two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”, and the date on which such Covenant Suspension Event occurs being referred to as a “Suspension Date”), the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 3.08, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17, 3.18 and 4.01(a)(ii) (collectively, the “Suspended Covenants”).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one of the Rating Agencies withdraws its Investment Grade Rating or downgrades its rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(c) On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified as having been incurred pursuant to Section 3.08(a) or Section 3.08(b) (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 3.08(a) or Section 3.08(b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.08(b)(xiii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.10 will be made as though Section 3.10 had been in effect since the Issue Date and throughout the Suspension Period.

(d) The Company shall notify the Trustee of the occurrence of any Suspension Date or Reversion Date within 10 Business Days of its occurrence. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

Article 4
Surviving Entity

Section 4.01. Merger, Consolidation and Sale of Assets.

(a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

(i) either:

(A) the Company shall be the surviving or continuing Person, or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(1) shall be a Person organized or formed and validly existing under the laws of Colombia or a Qualified Merger Jurisdiction, and

(2) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed and shall cause each Guarantor (including Persons that become Guarantors as a result of the transaction) to confirm by supplemental indenture that its Note Guarantee will apply for the Obligations of the Surviving Entity in respect of the Indenture and the notes;

(ii) immediately after giving effect to such transaction and the assumption contemplated by Section 4.01(a)(i)(B)(2) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be:

(A) will be able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.08(a), or

(B) will have a Capitalization Ratio of not less than the Capitalization Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;

(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by Section 4.01(a)(i)(B)(2) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(iv) if the Company is organized under Colombian law and merges with a corporation, or the Surviving Entity is, organized under the laws of a Qualified Merger Jurisdiction or the Company is organized under the laws of a Qualified Merger Jurisdiction and merges with a Person, or the Surviving Entity is, organized under the laws of Colombia, the Company or the Surviving Entity will have delivered to the Trustee an Opinion of Counsel from each of Colombia and the relevant Qualified Merger Jurisdiction to the effect that, as applicable:

(A) the Holders of the Notes will not recognize income, gain or loss for income tax purposes under the laws of the relevant Qualified Merger Jurisdiction or Colombia as a result of the transaction and will be taxed in the holder’s home jurisdiction in the same manner and on the same amounts (assuming solely for this purpose that no Additional Amounts are regarded to be paid on the Notes) and at the same times as would have been the case if the transaction had not occurred,

(B) any payment of interest or principal under or relating to the Notes will be paid in compliance with any requirements under Section 3.21, and

(C) no other taxes on income, including capital gains, will be payable by Holders of the Notes under the laws of Colombia or the relevant Qualified Merger Jurisdiction relating to the acquisition, ownership or disposition of the Notes, including the receipt of interest or principal thereon; provided that the Holder does not use or hold, and is not deemed to use or hold the Notes in carrying on a business in Colombia or the relevant Qualified Merger Jurisdiction, and

(v) the Company or the Surviving Entity has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to the transaction have been satisfied.

(b) For purposes of this Section 4.01, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The provisions of Section 4.01(a)(ii) above will not apply to:

(i) any transfer of the properties or assets of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(ii) any merger of a Restricted Subsidiary into the Company or another Restricted Subsidiary; or

(iii) any merger of the Company into a Wholly-Owned Subsidiary of the Company created for the purpose of holding the Capital Stock of the Company.

(d) Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this Section 4.01, in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this Section 4.01 will not affect the obligations of the Company (including a Surviving Entity, if applicable) under Section 3.07, if applicable.

(e) Each Guarantor will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Guarantor unless:

(i) such Person (if such Person is the surviving entity) assumes all of the obligations of such Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with the Indenture;

(ii) such Note Guarantee is to be released as provided under Section 3.22; or

(iii) such sale or other disposition of substantially all of such Guarantor’s assets is made in accordance with Section 3.11.

Article 5
Optional Redemption of Notes

Section 5.01. Optional Redemption. The Company may redeem the Notes, as a whole or from time to time in part, subject to the conditions and at the redemption price specified in the form of Notes in Exhibit A.

Section 5.02. Election to Redeem. The Company shall evidence its election to redeem any Notes pursuant to Section 5.01 by a Board Resolution.

Section 5.03. Notice of Redemption.

(a) The Company shall give or cause the Trustee to deliver notice of redemption, in the manner provided for in Section 11.01, at least 30 but not more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed at its registered address. If the Company itself gives the notice, it shall also deliver a copy to the Trustee.

(b) If either (i) the Company is not redeeming all Outstanding Notes, or (ii) the Company elects to have the Trustee give notice of redemption, then the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless the Trustee agrees to a shorter period in writing), an Officers’ Certificate requesting that the Trustee select the Notes to be redeemed and/or give notice of redemption and setting forth the information required by Section 5.03(c) (with the exception of the identification of the particular Notes, or portions of the particular Notes, to be redeemed in the case of a partial redemption). If the Company elects to have the Trustee give notice of redemption, the Trustee shall give the notice in the name of the Company and at the Company’s expense.

(c) All notices of redemption shall state:

(i) the Redemption Date,

(ii) the redemption price and the amount of any accrued interest payable as provided in Section 5.06,

(iii) whether or not the Company is redeeming all Outstanding Notes,

(iv) if the Company is not redeeming all Outstanding Notes, the aggregate principal amount of Notes that the Company is redeeming and the aggregate principal amount of Notes that will be Outstanding after the partial redemption, as well as the identification of the particular Notes, or portions of the particular Notes, that the Company is redeeming,

(v) if the Company is redeeming only part of a Note, the notice that relates to that Note shall state that on and after the Redemption Date, upon surrender of that Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount of the Note remaining unredeemed,

(vi) that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 5.06 will become due and payable in respect of each Note, or the portion of each Note, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on each Note, or the portion of each Note, to be redeemed, will cease to accrue on and after the Redemption Date,

(vii) the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price and any accrued interest payable on the Redemption Date, and

(viii) the CUSIP, ISIN or Common Code number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP, ISIN or Common Code number.

Section 5.04. Selection of Notes to Be Redeemed in Part.

(a) If the Company is not redeeming all Outstanding Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal securities exchange or market, if any, on which the Notes are listed or, if the Notes are not then listed on a securities exchange or market, on a pro rata basis, by lot or by any other method as may be required by DTC in accordance with its applicable procedures. The Trustee shall make the selection from the Outstanding Notes not previously called for redemption. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount of the Notes to be redeemed. In the event of a partial redemption by lot, the Trustee shall select the particular Notes to be redeemed not less than 30 nor more than 60 days prior to the relevant Redemption Date from the Outstanding Notes not previously called for redemption subject to the applicable procedures of DTC. No Notes of a principal amount of U.S.$1,000 or less may be redeemed in part and Notes of a principal amount in excess of U.S.$1,000 may be redeemed in multiples of U.S.$1.00 only.

(b) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of that Note which has been or is to be redeemed.

Section 5.05. Deposit of Redemption Price. Prior to 10:00 a.m. New York City time on the Business Day prior to the relevant Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as Paying Agent, segregate and hold in trust as provided in Section 2.04) an amount of money in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all the Notes that the Company is redeeming on that date.

Section 5.06. Notes Payable on Redemption Date. If the Company, or the Trustee on behalf of the Company, gives notice of redemption in accordance with this Article 5, the Notes, or the portions of Notes, called for redemption, shall, on the Redemption Date, become due and payable at the redemption price specified in the notice (together with accrued and unpaid interest, if any, to the Redemption Date), and from and after the Redemption Date (unless the Company shall default in the payment of the redemption price and accrued interest) the Notes or the portions of Notes shall cease to bear interest. Upon surrender of any Note for redemption in accordance with the notice, the Company shall pay the Notes at the redemption price, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). If the Company shall fail to pay any Note called for redemption upon its surrender for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

Section 5.07. Unredeemed Portions of Partially Redeemed Note. Upon surrender of a Note that is to be redeemed in part, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of the Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by the Holder, in an aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Note surrendered, provided that each new Note will be in a minimum principal amount of U.S.$1,000 or integral multiple of U.S.$1.00 in excess thereof.

Section 5.08. No Limitation. Notwithstanding the foregoing provisions of this Article 5, the Company and its Subsidiaries are not prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

Article 6
Defaults and Remedies

Section 6.01. Events of Default.

(a) Each of the following is an “Event of Default”:

(i) default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Triggering Event Offer or an Asset Sale Offer;

(ii) default for 30 days or more in the payment when due of interest or Additional Amounts, if any, on any Notes;

(iii) the failure to perform or comply with any of the provisions described under Section 4.01;

(iv) the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained herein or in the Notes for 30 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(v) default by the Company or any Restricted Subsidiary that is a Significant Subsidiary under any Indebtedness which:

(A) is caused by a failure to pay principal or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in the instrument governing such Indebtedness on the date of such default; or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal or accreted amount of Indebtedness at the relevant time, in the aggregate is equal or more than U.S.$10.0 million;

(vi) failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay one or more final judgments against any of them, aggregating U.S.$10.0 million or more, which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

(vii) a Bankruptcy Event of Default affecting the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries;

(viii) any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee; or

(ix) any (A) breach by the Company or any Subsidiary party thereto of any representation or warranty set forth in the Collateral Documents, (B) default by the Company or any Subsidiary party thereto in the performance of any covenant set forth in the Collateral Documents or (C) repudiation by the Company or any Subsidiary party thereto of its obligations under the Collateral Documents or the unenforceability of any of the Collateral Documents against the Company or any Subsidiary party thereto for any reason, including the failure to enter into or execute any of the Collateral Documents within the allotted time period; provided, that any or all of the occurrences set forth in (A) through (C) taken together, relate to Collateral the aggregate value of which is in excess of $10.0 million ($5.0 million with respect to breaches and defaults specified in (A) or (B) that relate to the enforceability, perfection or priority of any security interest in Collateral or the existence of a Lien on Collateral other than a Collateral Permitted Lien or any repudiation specified in (C)); provided further, that solely in the case of (A) or (B) with respect to any breach or default that does not relate to the enforceability, perfection or priority of the security interest granted in Collateral or the existence of an Lien on Collateral other than a Collateral Permitted Lien, such breach or default remains uncured for a period of 30 days after notice is provided thereof by the Trustee or a holder of the Notes.

(b) Upon becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee written notice of any event which would constitute a Default or an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous fiscal year. If a Default or Event of Default occurs, is continuing and written notice of such Default or Event of Default has been delivered to a Trust Officer, the Trustee must deliver to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as its Trust Officer in good faith determines that withholding notice is in the interests of the Holders.

Section 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(a)(vii) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in Section 6.01(a)(vii) above occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(i) if the rescission would not conflict with any judgment or decree;

(ii) if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses (including the fees and expenses of its counsel), disbursements and advances.

No rescission shall affect any subsequent Default or impair any rights relating thereto.

Section 6.03. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

(a) The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default hereunder, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes.

(b) In the event of any Event of Default specified in Section 6.01(a)(v) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) the Default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.05. Control by Majority. Subject to all provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

Section 6.06. Limitation on Suits.

(a) No Holder of any Notes shall have any right to institute any proceeding with respect hereto or for any remedy hereunder, unless:

(i) such Holder gives to the Trustee written notice of a continuing Event of Default;

(ii) Holders of at least 25% in principal amount of the then Outstanding Notes make a written request to pursue the remedy;

(iii) such Holders of the Notes provide to the Trustee indemnity satisfactory to it;

(iv) the Trustee does not comply within 60 days; and

(v) during such 60 day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a Holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision hereof (including, without limitation, Section 6.06), the right of any Holder to receive payment of principal (including Additional Amounts, if any) of or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or repurchase date expressed herein or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) and Section 6.01(a)(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with applicable interest on any overdue principal and, to the extent lawful, interest on overdue interest) and the amounts provided for in Section 7.07.

Section 6.09. Trustee May File Proofs of Claim, etc.

(a) The Trustee may (irrespective of whether the principal of the Notes is then due):

(i) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders under this Indenture and the Notes allowed in any bankruptcy, insolvency, liquidation or other judicial proceedings relative to the Company or any Subsidiary of the Company or their respective creditors or properties; and

(ii) collect and receive any moneys or other property payable or deliverable in respect of any such claims and distribute them in accordance with this Indenture.

The Trustee shall be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter. Any receiver, trustee, liquidator, sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee pursuant to Section 7.07.

(b) Nothing in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: if the Holders proceed against the Company directly without the Trustee in accordance with this Indenture, to Holders for their collection costs;

THIRD: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

FOURTH: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may, upon notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of Outstanding Notes.

Article 7
Trustee

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Indenture.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision hereof shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article 7.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if in writing and signed by an Officer of the Company.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.02. Rights of Trustee. Subject to Section 7.01:

(a) The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting at the direction of the Company, it may require an Officers’ Certificate and an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) If the Trustee shall determine, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, during reasonable business hours and upon reasonable notice.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default (other than payment default under Section 6.01(a)(i) or (ii)) unless written notice of such Default or Event of Default is received by a Trust Officer at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each of the Agents and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The permissive rights of the Trustee set forth herein shall not been construed as duties.

(l) The Trustee will not be liable for any action it takes or omits in accordance with the direction of Holders pursuant to Section 6.05 hereof (other than the Trustee’s negligence, willful misconduct or bad faith in the execution of such direction).

(m) If at any time the Trustee is served with any arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process which in any way affects this Indenture or the Notes or any part thereof or funds held by it (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions), it shall be authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, award, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect (other than the Trustee’s negligence, willful misconduct or bad faith in execution of such compliance).

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10 and Section 7.11.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any related offering materials, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and is actually known to the Trustee pursuant to Section 7.02(g) hereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as its Trust Officer in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to Holders.

(a) Promptly following its receipt thereof, the Trustee shall, at the cost of the Company, in the manner provided for in Section 11.01, furnish to each applicable Holder who so requests in writing in accordance with this paragraph a copy of any material certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document it receives from the Company pursuant to this Indenture or the Notes to be furnished to the Trustee. Upon the Trustee’s receipt from any Holder of a written request containing: (i) a certificate that such Person is a Holder (together with documentary evidence of same) and (ii) an address for delivery, the Trustee shall deliver to such Holder a copy of any such certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document promptly after its receipt thereof.

(b) Within 60 days after the first interest payment date following the Issue Date, and each anniversary of such interest payment date, and for so long as Notes remain outstanding, the Trustee shall transmit to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(c) A copy of each report at the time of its transmission to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.07. Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall from time to time agree in writing. The Company shall pay the reasonable fees and expenses of the Trustee’s counsel, incurred in the review, negotiation and delivery of this Indenture and related documentation, and in connection with any amendments or supplements hereto. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable and duly documented or invoiced out- of-pocket expenses incurred or made by it, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable fees and duly documented expenses of counsel retained by the Trustee, in addition to the compensation for its services. Such expenses shall include the reasonable and duly documented compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.

(b) The Company shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees and duly documented expenses) incurred by it without negligence, willful misconduct or bad faith on its part in connection with the acceptance and administration of this trust, the performance of its duties hereunder and the exercise of its rights hereunder (including in respect of the Trustee’s reliance on any certificate required to be delivered thereunder or on the failure by the Company to deliver such required certificate), including the costs and expenses of enforcing this Indenture (including this Section 7.07) and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such separate counsel, provided that the Company shall not be required to pay such fees and expenses if it assumes the Trustee’s defense and retains counsel reasonably satisfactory to the Trustee. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own negligence, willful misconduct or bad faith, as determined by a competent court of appropriate jurisdiction in a final, non-appealable judgment.

(c) To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or Indebtedness of the Company.

(d) The Company’s indemnification and payment obligations pursuant to this Section 7.07 shall survive the discharge of this Indenture and the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses after the occurrence of a Bankruptcy Event of Default, the expenses are intended to constitute expenses of administration under any Bankruptcy Law; provided, however, that this shall not affect the Trustee’s rights as set forth in this Section 7.07 or Section 6.10.

(f) The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Outstanding Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee reasonably acceptable to the Company. The Company shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07(c).

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Outstanding Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business (including in its capacity as Trustee hereunder) or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

(b) In case at the time such successor or successors to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10. Eligibility; Disqualification.

(a) This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b). There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least US$100,000,000 as set forth in its most recent published annual report of condition.

(b) In the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, if required, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign.

Section 7.11. Preferential Collection of Claims Against Company. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12. Appointment of Co-Trustee.

(a) Notwithstanding any other provisions in this Indenture, at any time, solely for the purpose of meeting the legal requirements of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as separate trustee or trustees or as co-trustee or co-trustees, and to vest in such Person or Persons, in such capacity and subject to the other provisions of this Indenture, such powers, duties, obligations and rights as the Trustee may consider necessary or desirable. No co- trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under this Indenture and no notice to Holders of Notes of the appointment of a separate trustee or co-trustee shall be required under this Indenture.

(b) Every separate trustee or co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co- trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such co-trustee, but solely at the direction of the Trustee;

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees or co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7. Each separate trustee or co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, jointly with the Trustee, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee or its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Article 8
Defeasance; Discharge of Indenture

Section 8.01. Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option, at any time, elect to have either paragraph (b) or (c) of this Section 8.01 be applied to its obligations with respect to all Outstanding Notes upon compliance with the conditions set forth in Section 8.02.

(b) Upon the Company’s exercise under paragraph (a) of this Section 8.01 of the option applicable to this paragraph (b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.02, be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes after the deposit specified in Section 8.02(a) (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be Outstanding only for the purposes of Section 8.03 and the other Sections of this Indenture referred to in clause (i) or (ii) of this paragraph (b), and to have satisfied all its other obligations under such Notes and hereunder (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(ii) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(iv) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) of this Section 8.01.

(c) Upon the Company’s exercise under Section 8.01(a) of the option applicable to this subsection (c), the Company may, at its option and at any time, elect to have its obligations, subject to the satisfaction of the applicable conditions set forth in Section 8.02, released from obligations under the covenants (including, without limitation, the obligations set forth in Article 3 and the cross-acceleration provisions and judgment default provisions described under Section 6.01) (hereinafter, “Covenant Defeasance”) and the Notes shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be Outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed Outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default with respect to the Notes under Section 6.01(a)(iii) or (iv) (except in respect of a failure to comply with Section 4.01(a)(i)), but, except as specified above, the remainder hereof and such Notes shall be unaffected thereby.

Section 8.02. Conditions to Defeasance. The Company may exercise its Legal Defeasance option or its Covenant Defeasance option only if:

(a) the Company has irrevocably deposited with the Trustee, in trust, for the benefit of the Holders cash in U.S. Dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of the Company to the effect that:

(i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to Section 8.02(a) (except any Default or Event of Default resulting from the failure to comply with Section 3.08 as a result of the borrowing of the funds required to effect such deposit);

(e) the Trustee has received an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(g) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of the Company, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h) the Company has delivered to the Trustee an Opinion of Counsel from counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Section 8.03. Application of Trust Money. The Trustee shall hold in trust all U.S. Dollars or U.S. Government Obligations (including in each case proceeds thereon) deposited with it pursuant to this Article 8. It shall apply the deposited money and the U.S. Dollars from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.04. Repayment to Company.

(a) The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or securities (including in each case proceeds thereon) held by them upon payment of all the obligations under this Indenture.

(b) Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.05. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax (other than tax on income resulting from the Trustee’s services), fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations other than any such tax, fee or other charge which by law is for the account of the Holders.

Section 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. Dollars or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Dollars or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 8.07. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for herein) as to all Outstanding Notes when:

(a) either:

(i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment of such Notes;

(b) the Company has paid all other sums payable under this Indenture and the Notes by the Company; and

(c) the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Article 9
Amendments

Section 9.01. Without Consent of Holders.

(a) From time to time, the Company, the Trustee and the Collateral Agent may amend, waive or supplement this Indenture or the Notes without the consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for the assumption of the obligations of the Company under the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to the extent permitted under this Indenture;

(iii) to provide for uncertificated Notes in addition to or in place of Definitive Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(iv) to add guarantees with respect to the Notes or to secure the Notes;

(v) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(vi) to comply with applicable requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(vii) to conform the text of this Indenture or the Notes to any provision of the section “Description of the New Notes” in the Offering Memorandum to the extent that such provision in such “Description of the New Notes” was intended to be a verbatim recitation of a provision of this Indenture or the Notes;

(viii) to comply with the requirements of any applicable securities depositary;

(ix) to make any change that provides any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder;

(x) to provide for a successor Trustee in accordance with the terms of this Indenture;

(xi) to otherwise comply with any requirement of this Indenture;

(xii) to issue Additional Notes; and

(xiii) to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

(b) In entering into any such amendment under this Section 9.01, the Trustee will be entitled to rely on such evidence as it deems appropriate, including solely on an Opinion of Counsel and Officers’ Certificate, and shall have no liability whatsoever in reliance upon the foregoing.

(c) After an amendment under this Section 9.01 becomes effective, the Company shall deliver to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

Section 9.02. With Consent of Holders.

(a) The Company, the Trustee and the Collateral Agent may amend, waive or supplement this Indenture or the Notes with the consent of the Holders of at least a majority in principal amount of the then Outstanding Notes, except that, without the consent of each Holder affected thereby, an amendment may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including Defaulted Interest, on any Notes;

(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(iv) make any Notes payable in a currency other than that stated in the Notes;

(v) make any change in the provisions of this Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or amend the contractual right to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(vi) amend, change or modify in any material respect any obligation of the Company to make and consummate a Change of Control Triggering Event Offer in respect of a Change of Control Triggering Event that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

(vii) make any change to Section 3.21 that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from Taxes;

(viii) make any change to the provisions of this Indenture or the Notes that adversely affects the ranking of the Notes; and

(ix) eliminate or modify in any manner a Guarantor’s obligation with respect to its Note Guarantee which adversely affects the holders of the Notes in any material respect, except as contemplated in this Indenture.

In addition, the consent of Holders representing at least 95% in aggregate principal amount of outstanding Notes shall be required to release all or substantially all of the Collateral otherwise than in accordance with this Indenture and the Collateral Documents or to make any other change in the provisions of the Collateral Documents that would adversely affect the Holders of the Notes in any material respect.

(b) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. The Trustee will be entitled to rely on such evidence as it deems appropriate, including solely on an Opinion of Counsel and Officers’ Certificate, and shall have no liability whatsoever in reliance upon the foregoing.

(c) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section 9.02.

Section 9.03. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment, supplement or waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective, it shall bind every Holder, except as otherwise provided in this Article 9. An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.02.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.03(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

Section 9.04. Notation on or Exchange of Notes. If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note will execute and upon Company Order the Trustee will authenticate and make available for delivery a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

Section 9.05. Trustee and Collateral Agent to Sign Amendments and Supplements. The Trustee and the Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee and the Collateral Agent, as applicable. If it does, the Trustee or Collateral Agent may but need not sign it. In signing such amendment, supplement or waiver the Trustee and the Collateral Agent shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01 and Section 7.02) shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that all conditions precedent to the execution of such amendment, supplement or waiver have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to customary exceptions.

Section 9.06. Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Article 10
Collateral Arrangement

Section 10.01. Security.

(a) The Notes shall be secured by (i) a first-priority Lien (subject to Collateral Permitted Liens) on the Company’s loan portfolio (excluding Special Purpose Finance Trusts) and (ii) a second-priority Lien (subject to Collateral Permitted Liens) on a Special Purpose Finance Trust (patrimonio autónomo) (collectively, and together with any assets that may be pledged from time to time, the “Collateral”), in each case pursuant to a pledge agreement or a security trust agreement (contrato de fiducia en garantía) (collectively, the “Collateral Documents”) to be entered into from time to time by the Company and any Guarantors and the Collateral Agent, to secure the performance of the obligations of the Company and the Guarantors to the Holders, the Trustee and the Collateral Agent under the Notes, the Note Guarantees, the Collateral Documents and this Indenture, according to the terms hereunder or thereunder. To the extent the value of the loan portfolio secured by the first-priority lien and second-priority lien falls below the aggregate outstanding principal amount of the Notes (due to repayments of the loans or other fluctuations in the value of the loan portfolio other than due to exchange rate fluctuations), the Company will be required to include additional Collateral (in the form of cash or assets in the loan portfolio having comparable creditworthiness to the average creditworthiness of the existing Collateral) in an amount such that the total Collateral is at least equal to the value of the aggregate outstanding principal amount of the Notes. The value of the collateral will be tested on a semi-annual basis on each interest payment date using an exchange rate of Ps. 4,000 to US$1.00, and such amount will be certified on an Officers’ Certificate delivered to the Trustee and the Collateral Agent within 30 days.

(b) Each Holder, by its acceptance of a Note, consents and agrees to all of the terms of the Collateral Documents (including, without limitation, the provisions providing for the foreclosure, exercise of remedies and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Trustee and the Collateral Agent, as applicable, to enter into the Collateral Documents and to perform or cause to be performed obligations and exercise rights thereunder in accordance therewith.

(c) Each of the Company and any Guarantors shall use its reasonable best efforts to do or cause to be done all such acts and things as may be required by the next sentence of this Section 10.01, to assure and confirm to the Collateral Agent and the Trustee the first-priority Liens upon the Collateral contemplated hereby and any Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Obligations secured hereby, according to the intent and purposes herein expressed. Within 90 days of the Issue Date, each of the Company and any Guarantors shall (i) enter into the Collateral Documents; (ii) take all necessary steps to duly file the Collateral Documents for registration in each relevant public registry in Colombia and promptly deliver to the Trustee and the Collateral Agent a copy of the original record of registration (constancia de inscripción) issued by the Colombian notary public; (iii) take any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Company and any Guarantors under the Notes, the Note Guarantees, the Collateral Documents and hereunder, a valid and enforceable perfected Lien in and on all of the Collateral, in favor of the Collateral Agent for the ratable benefit of the Holders, first in priority (with respect to the first-priority Liens) and second in priority (with respect to the second-priority Liens) to any and all Liens at any time granted upon the Collateral, in each case, no later than 90 days of the Issue Date; and (iv) deliver to the Trustee and the Collateral Agent a copy of the notarial instrument evidencing the registration of such Liens in each relevant public registry in Colombia. Each of the Trustee and the Company hereby acknowledge and agree that the Collateral Agent shall hold the Collateral for the ratable benefit of the Holders and the Trustee pursuant and subject to the terms of the Collateral Documents. The Company and any Guarantor shall (A) deliver to the Trustee and the Collateral Agent copies of all documents required under the Collateral Documents to assure and confirm to the Trustee and the Collateral Agent that the security interests created in respect of the Collateral (or any part thereof) under the Collateral Documents constitute security for the Indenture and the Notes as contemplated in this Indenture, and (B) perform or cause their respective Subsidiaries to perform all such actions as may be required by the provisions of the Collateral Documents. Neither the Collateral Agent nor the Trustee shall be responsible for and neither of them make any representation as to the existence, genuineness, value or protection of any Collateral, or the legality, effectiveness or sufficiency of any Collateral Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Notes. For the avoidance of doubt, nothing herein shall require the Collateral Agent or the Trustee to file financing statements or continuation statements or local filings required by Colombian law or be responsible for perfecting or maintaining the perfection of security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Collateral Document) and such responsibility shall be solely that of the Company.

Section 10.02. Use of the Collateral. Subject to the terms and conditions of the Collateral Documents and this Indenture, the Company shall be entitled, unless an Event of Default has occurred and is continuing and the Collateral Agent has given contrary instructions in accordance with the terms of the Collateral Documents, to retain possession and use and have the right to partially exploit the Collateral (to the extent necessary to service the respective loan portfolio or to comply with any other obligation under such Collateral Documents) and to sell or otherwise dispose of Collateral, and to collect, invest and dispose of any income in respect of any Collateral, in each case in the ordinary course of the Company’s business.

Section 10.03. Determinations Relating to Collateral. In the event (a) the Collateral Agent shall receive any written request from the Company for consent or approval with respect to any matter or thing relating to the Collateral or the Company’s obligations with respect thereto or (b) there shall be due to or from the Collateral Agent under the provisions of the Collateral Documents any material performance or the delivery of any material instrument or (c) an officer of the Collateral Agent shall become actually aware of any material nonperformance by the Company or any Guarantor of any covenant or any material breach of any representation or warranty of the Company or a Guarantor set forth in the Collateral Documents, then, in each such event, the Collateral Agent shall be entitled to hire, at the sole reasonable cost and expense of the Company, experts, consultants, agents and attorneys to advise the Collateral Agent on the manner in which the Collateral Agent should respond to such request or render any requested performance or response to such nonperformance or breach.

Section 10.04. Suits to Protect the Collateral. Subject in all respects to the terms and conditions of the Collateral Documents, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of this Indenture, the Collateral Documents, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral Documents and in the principal, interest, issues, profits, rents, revenues and other income arising therefrom, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, such enactment, rule or order would impair the security hereunder or under the Collateral Document, or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent.

Section 10.05. Termination and Reinstatement of the Collateral. Upon the full and final payment and performance by the Company and any Guarantors of the Obligations under the Notes, this Indenture and the Collateral Documents, the Collateral Documents will terminate and the Liens on all of the Collateral will be released, without the Company being required to take any other action.

Section 10.06. Enforcement and Disposition of Collateral.

(a) For so long as an Event of Default has occurred and is continuing, except as otherwise provided in the Collateral Documents or this Indenture, the Collateral Agent may be directed in writing by the Holders of the Notes, through the Trustee, to take (or to refrain from taking) such action or exercise such power only upon the written instruction of the Holders of at least 25% in aggregate principal amount of the Notes then outstanding and if such Holders have offered to the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense, and provided always that if the Collateral Agent receives conflicting instructions, those supported by Holders representing a greater aggregate principal amount will prevail.

(b) The cash proceeds of sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied in the following order of priority:

(i) first, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the Trustee and the Collateral Agent and their respective agents and counsel;

(ii) second, to the payment of principal under the Notes, excluding any premium, interest, penalty or other amounts in respect thereof, on a pro rata basis and subject to the limitations provided below;

(iii) third, to the payment of accrued and unpaid interest under the Notes;

(iv) fourth, to the payment of any other Obligations under the Notes; and

(vi) fifth, to the Company and its Restricted Subsidiaries or to whomever else may lawfully be entitled to receive such proceeds or as a court of competent jurisdiction may direct.

Section 10.07. Collateral Documents. This Article X and the provisions of each Collateral Document are subject to the terms, conditions and benefits set forth in the Collateral Documents in all respects. The Company and any Guarantor consent to, and agree to be bound by, the terms of the Collateral Documents, as the same may be in effect from time to time, and to perform their respective obligations thereunder in accordance therewith.

Section 10.08. Collateral Agent.

(a) At the direction of the Company, the Trustee hereby appoints [ ] as Collateral Agent, which shall be authorized to act on behalf of and for the benefit of the Holders of the Notes.

(b) The Collateral Agent appointed by the Trustee as provided in Section 10.08(a) hereof shall be the secured party of record with respect to the security interests created in respect of the Collateral under the Collateral Documents and shall hold such Collateral for the benefit of the Holders of the Notes.

(c) The Collateral Agent shall hold (directly or through co-agents), and shall be entitled to enforce, all Liens on the Collateral created by the Collateral Documents in accordance with the terms of the Collateral Documents. Neither the Company or any of the Guarantors nor their respective Affiliates may serve as Collateral Agent.

(d) Except as provided in the Collateral Documents, the Collateral Agent shall not be obligated to: (i) act upon directions purported to be delivered to it by any Person; (ii) foreclose upon or otherwise enforce any Lien; or (iii) take any other action whatsoever pursuant to any or all of the Collateral Documents, the Liens created thereby or the Collateral.

(e) A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent will become effective pursuant to the terms of the Collateral Documents.

(f) The Collateral Agent shall be entitled to all the rights, protections, privileges and immunities granted to the Trustee under this Indenture. Whenever reference is made in this Indenture or the Collateral Documents to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Trustee. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(g) The duties of the Collateral Agent shall be mechanical and administrative in nature. The Collateral Agent shall not have, by reason hereof or any of the Collateral Documents, a fiduciary relationship with any Holder, the Company, any Guarantor or any other Person, and nothing herein or in any of the Collateral Documents, inferred or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any duties, responsibilities or obligations in respect hereof or of any of the Collateral Documents, except as expressly set forth herein or therein.

Section 10.09. Release of Liens in Respect of the Notes. The Collateral Agent’s priority Liens upon the Collateral shall no longer secure the Notes outstanding under this Indenture, the Note Guarantees or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Agent’s priority Liens on the Collateral shall terminate and be discharged, in which case the Collateral Agent shall sign and permit the Company to file all required documents provided to it, at the Company’s sole cost and expense, to effectuate the release of the Collateral Agent’s Liens upon the Collateral upon the receipt by the Collateral Agent from the Trustee of written notice as to any of the following:

(i) satisfaction and discharge of this Indenture, in accordance with Article VIII hereof;

(ii) Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article VIII hereof;

(iii) payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); or

(iv) such termination or discharge, in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article IX hereof.

Section 10.10. Relative Rights. Nothing in this Indenture or the Collateral Documents will:

(i) impair, as between the Company and the Holders, the obligation of the Company to pay principal of, premium and interest, if any, on the Notes in accordance with their terms or any other obligation of the Company or any Guarantor;

(ii) affect the relative rights of Holders as against any other creditors of the Company or any Guarantor (other than Permitted Liens);

(iii) restrict the right of any Holder to sue for payments that are then due and owing; or

(iv) restrict or prevent any Holder of any Notes or the Collateral Agent from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Collateral Documents.

Article 11
Miscellaneous

Section 11.01. Notices.

(a) Any notice or communication shall be in writing and delivered in person, by telecopy or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company:

Credivalores – Crediservicios S.A.,
Carrera 7 #76 – 35, Piso 7
Bogotá D.C., Colombia
Attention: Chief Executive Officer and/or Chief Financial Officer

with a copy to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

Attention: Michael L. Fitzgerald

if to the Trustee:

The Bank of New York Mellon
240 Greenwich Street, Floor 7 East

New York, New York 10286

Email: gcs.specialty.glam.conv@bny.com
Attention: Credivalores – Crediservicios Trustee

if to the Collateral Agent:

[     ]

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Notices shall be deemed effective upon actual receipt.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

(b) As long as the Company issues Global Notes, notices to be given to Holders will be given to DTC, in accordance with its applicable policies as in effect from time to time.

(c) If the Company issues Definitive Notes, notices, including upon the occurrence of a Change of Control Triggering Event, to be given to Holders will be sent by mail to the respective addresses of the Holders as they appear in the Trustee’s records, and will be deemed given when mailed.

(d) Any notice or communication mailed to a registered Holder shall be mailed to the Holder at the Holder’s address as it appears on the Note Register and shall be sufficiently given if so mailed within the time prescribed. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.

(e) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, provided that any notice or communication delivered to a party shall be deemed effective only upon actual receipt thereof by such party.

Section 11.02. Communication by Holders of Notes With Other Holders of Notes. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 11.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.04. Statements Required in Certificate or Opinion. Each certificate or opinion, including each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and shall include substantially:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving an Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 11.05. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 11.06. Governing Law, Waiver, etc.

(a) THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE COLLATERAL DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF COLOMBIA.

THE COMPANY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND HAS APPOINTED AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO ANY ACTIONS BROUGHT IN THESE COURTS ARISING OUT OF OR BASED ON THE INDENTURE OR THE NOTES. THE PARTIES HERETO AND THE HOLDERS OF ANY NOTES BY ACCEPTANCE THEREOF EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES OR ANY TRANSACTION RELATED HERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(b) Each of the parties hereto:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in the courts of the State of New York or the United States District Court for the Southern District of New York;

(ii) waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to which it may be entitled on account of place of residence or domicile;

(iii) irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding;

(iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding and may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment provided that service of process is effected upon the Company; and

(v) agrees that service of process upon its Authorized Agent to the address specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c) The Company has appointed Corporation Service Company with offices currently at 1180 Avenue of the Americas, Suite 210, New York, NY 10036 as its authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon this Indenture or the Notes which may be instituted in the courts of the State of New York or the United States District Court for the Southern District of New York. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain outstanding. The Company agrees that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Company of a successor agent in The City of New York, New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.

(d) To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of their obligations under this Indenture or the Notes.

(e) Nothing in this Section 11.06 shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

Section 11.07. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 11.08. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Collateral Agent, as applicable, in this Indenture shall bind its successors.

Section 11.09. Duplicate and Counterpart Originals; Electronic Signatures. The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture. This Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 11.10. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.11. Currency Indemnity.

(a) The Company and the Guarantors shall pay all sums payable under this Indenture or the Notes solely in U.S. Dollars. Any amount that a Holder receives or recovers in a currency other than U.S. Dollars in respect of any sum expressed to be due to such Holder from the Company or any Guarantors shall only constitute a discharge of the Company, to the greatest extent permitted under applicable law, to the extent of the U.S. Dollar amount which such Holder is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make the purchase on that date, on the first date on which such holder is able to do so). If the U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to such Holder under the Notes or this Indenture, to the greatest extent permitted under applicable law, the Company and the Guarantors shall indemnify such Holder against any loss sustained by it as a result. In any event, the Company and the Guarantors shall indemnify any such Holder against the cost of making any purchase of U.S. Dollars. For the purposes of this Section 11.11, it shall be sufficient for such Holder to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on (x) the date of receipt or recovery or (y) if it was not practicable to make the purchase on that date, on the first date on which such Holder was able to do so. In addition, any such Holder shall also certify in a satisfactory manner the need for a change of the purchase date.

(b) The indemnities of the Company and the Guarantors contained in this Section 11.11 to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Company and the Guarantors under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action; (iii) shall apply irrespective of any indulgence granted by any Holder; and (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

Section 11.12. Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 11.13. Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, epidemics, pandemics or disease, acts of civil or military authority or government actions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.14. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the duties imposed by the TIA will control.

Section 11.15. Sanctions Representations.

(a) The Company represents that neither it nor, to its knowledge, any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the United States Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b) The Company covenants that it will not directly or indirectly use any payments made pursuant to this agreement, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

CREDIVALORES – CREDISERVICIOS S.A.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

[ ],
as Collateral Agent

By:
Name:
Title:

EXHIBIT A

FORM OF NOTE

THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE STATUTES.

Include the following legend on all Global Notes:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.09 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.09(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

FORM OF FACE OF NOTE

CREDIVALORES – CREDISERVICIOS S.A.

Senior Secured Step-up Note due 2029

No.[ ]	Principal Amount U.S.$[ ]

[If the Note is a Global Note include the following two lines:
as revised by the Schedule of Increases and
Decreases in Global Note attached hereto]

CUSIP NO. [   ]

ISIN NO. [   ]

COMMON CODE [   ]

Credivalores – Crediservicios S.A., a stock corporation (sociedad anónima) (together with its successors and assigns, the “Company”), promises to pay to [                          ], or registered assigns, the principal sum of U.S.$[                                  ] [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on February 7, 2029.

Interest Payment Dates:	February 7 and August 7.

Record Dates:	January 23 and July 23.

Additional provisions of this Note are set forth on the other side of this Note.

CREDIVALORES – CREDISERVICIOS S.A.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bank of New York Mellon, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Date:

FORM OF REVERSE SIDE OF NOTE

CREDIVALORES – CREDISERVICIOS S.A.

Senior Secured Step-up Note due 2029

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest.

Credivalores – Crediservicios S.A., a stock corporation (sociedad anónima) (and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rate of 4.00% per annum from and including February 7, 2024 to (but excluding) February 7, 2025, with a step-up to the rate of 5.00% per annum from and including February 7, 2025 to (but excluding) August 7, 2026 and with a step-up to the rate of 11.00% per annum from and including August 7, 2026 to (but excluding) February 7, 2029 (the “Maturity Date”).

The Company will pay interest semiannually in arrears on each Interest Payment Date of each year commencing August 7, 2024; provided that if any such Interest Payment Date is not a Business Day, then such payment shall be made on the next succeeding Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from February 7, 2024; provided that if there is no existing Default or Event of Default on the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date (but after February 7, 2020), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from February 7, 2020. The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The redemption of notes with unpaid and accrued interest to the date of redemption will not affect the right of holders of record on a record date to receive interest due on an interest payment date.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate shown on this Note, as provided in the Indenture.

All payments made by the Company in respect of the Notes will be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Taxing Authority, unless such withholding or deduction is required by law or by the interpretation or administration thereof. In that event, the Company will pay to each Holder of the Notes Additional Amounts as provided in the Indenture subject to the limitations set forth in the Indenture.

2.	Method of Payment.

Prior to 10:00 a.m. (New York City time) on the Business Day prior to the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. If the Company is acting as Paying Agent, the Company shall, prior to 10:00 a.m. (New York City time) on the date on which any principal of or interest on any Note is due and payable, segregate and hold in trust money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date, except as provided in Section 2.13 with respect to Defaulted Interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Dollars.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Definitive Note (including principal and interest) by mailing a check to the registered address of each Holder thereof as set forth in the Note Register.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

The Company issued the Notes under an Indenture, dated as of February 7, 2020 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are general unsecured obligations of the Company. Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes. All Notes will be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to: Incur Additional Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Subsidiaries’ assets.

5.	Redemption.

At any time and from time to time, the Company may, at its option, redeem the Notes, in whole, or in part, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of such Notes, plus accrued and unpaid interest to, but excluding, the date of redemption, plus Additional Amounts, if any (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption Procedures. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by any other method as may be required by DTC in accordance with its applicable procedures. No Notes of a principal amount of U.S.$1,000 or less may be redeemed in part and Notes of a principal amount in excess of U.S.$1,000 may be redeemed in multiples of U.S.$1.00 only.

Notice of any redemption will be delivered at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. The Company will give notice of redemption to the Trustee no later than 15 days (unless a shorter period is acceptable to the Trustee) prior to the date such notice is given to Holders. A new Note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof and delivered to such Holder upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company will pay the redemption price for any Note together with accrued and unpaid interest thereon to, but excluding, the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of any Notes by the Company, such redeemed Notes will be cancelled. In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture.

Notwithstanding the foregoing provisions of this Section 5, the Company and its subsidiaries are not prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

6.	Mandatory Repurchase Provisions.

Change of Control Triggering Event Offer. Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require that the Company purchase all or a portion (in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof) of the Holder’s Notes at a purchase price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest thereon and any Additional Amounts, if any, through the date of purchase. Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Company must make a Change of Control Triggering Event Offer pursuant to a Change of Control Triggering Event Notice. As more fully described in the Indenture, the Change of Control Triggering Event Notice shall state, among other things, the Change of Control Triggering Event Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is delivered, other than as may be required by applicable law.

Asset Sale Offer. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Asset Sale Offer to purchase, to the extent of such proceeds, Notes together with, at the option of the Company, certain other Indebtedness at 100% of the principal amount thereof, plus accrued interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in this Indenture.

7.	Denominations: Transfer: Exchange.

The Notes are in fully registered form without coupons, and only in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer or exchange of (x) any Note for a period beginning: (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date and (y) any Note selected for repurchase or redemption, except the unrepurchased or unredeemed portion thereof, if any.

8.	Persons Deemed Owners.

The registered holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money.

Subject to any applicable abandoned property law, if money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity.

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Dollars or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Waiver.

(a) (1) Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency; or to provide for the assumption by a Surviving Entity of the obligations of the Company under the Notes in the case of a merger or consolidation or sale of all on substantially all of the Company’s assets to the extent permitted under the Indenture; or provide for uncertificated Notes in addition to or in place of Definitive Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(1) of the Code; or to add guarantees with respect to the Notes or to secure the Notes; or to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or to conform the text of the Indenture or the Notes to any provision of the section “Description of the New Notes” in the Offering Memorandum to the extent that such provision in such “Description of the New Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes; or to comply with the requirements of any applicable securities depositary; or to make any change that provides any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder and to provide for a successor Trustee in accordance with the terms of the Indenture; or to otherwise comply with any requirement of the Indenture; or to issue Additional Notes; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

12.	Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company.

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. In the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, if required, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign.

14.	No Recourse Against Others.

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) signs the certificate of authentication (manually or by facsimile or electronic signature) on the other side of this Note.

16.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/GIM/A (=Uniform Gift to Minors Act).

17.	CUSIP, ISIN or Common Code Numbers.

The Company has caused CUSIP, ISIN or Common Code numbers to be printed on the Notes and has directed the Trustee to use CUSIP, ISIN or Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

19.	Currency of Account; Conversion of Currency.

U.S. Dollars is the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes or the Indenture, including damages. The Company will indemnify the Holders as provided in the Indenture in respect of the conversion of currency relating to the Notes and the Indenture.

20.	Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

The Company has agreed that any suit, action or proceeding against the Company brought by any Holder or the Trustee arising out of or based upon the Indenture or the Notes may be instituted in the courts of the State of New York or the United States District Court for the Southern District of New York. The Company has irrevocably submitted to the jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury, any objection they may now or hereafter have to the laying of venue of any such proceeding and any claim they may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum and any right to which any of them may be entitled, on account of place of residence or domicile. The Company has appointed Corporation Service Company with offices currently at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Notes which may be instituted in the courts of the State of New York or the United States District Court for the Southern District of New York. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or its property, the Company has irrevocably waived and agreed not to plead or claim such immunity in respect of its obligations under the Indenture or the Notes.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Credivalores – Crediservicios S.A.,
Carrera 7 No. 76 - 35, Piso 7
Bogotá D.C., Colombia
Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

[To be attached to Global Notes only:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.07 or Section 3.11 of the Indenture, check either box:

☐	☐
Section 3.07	Section 3.11

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.07 or Section 3.11 of the Indenture, state the principal amount (which must be in minimum principal amounts of U.S.$1,000 and integral multiples of U.S.$1.00 in excess thereof) that you want to have purchased by the Company: U.S.$

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.